Exhibit 10.1
COLLATERAL LOAN AGREEMENT
Dated as of February 14, 2007
by and among
AMB-SGP CALIFORNIA, LLC,
AMB-SGP CIF-CALIFORNIA, LLC,
AMB-SGP CIF-I, LLC,
AMB-SGP DOCKS, LLC,
AMB-SGP GEORGIA, LLC,
AMB-SGP CIF-ILLINOIS, L.P., and
AMB-SGP TX/IL SUB, LLC
(individually as “Borrower” and collectively, “Borrowers”)
and
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
and
PRUDENTIAL MORTGAGE CAPITAL COMPANY, LLC
(each as a “Co-Lender”, and individually and collectively as the context requires, as “Lender”)

i

TABLE OF CONTENTS
(continued)

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Loan Nos. 406 107 028 / 706 107 030 / 706 107 029 / 706 107 031
COLLATERAL LOAN AGREEMENT
     THIS COLLATERAL LOAN AGREEMENT (the “Agreement”), dated as of February 14, 2007, is made and entered into by and among THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation and PRUDENTIAL MORTGAGE CAPITAL COMPANY, LLC, a Delaware limited liability company (together with their respective successors and assigns, each a “Co-Lender”, collectively, “Lender”) and AMB-SGP CALIFORNIA, LLC, a Delaware limited liability company, AMB-SGP CIF-CALIFORNIA, LLC, a Delaware limited liability company, AMB-SGP CIF-I, LLC, a Delaware limited liability company, AMB-SGP DOCKS, LLC, a Delaware limited liability company, AMB-SGP GEORGIA, LLC, a Delaware limited liability company, AMB-SGP CIF-ILLINOIS, L.P., a Delaware limited partnership, and AMB-SGP TX/IL SUB, LLC, a Delaware limited partnership (each a “Borrower”, collectively, “Borrowers”).
RECITALS:
     This Agreement is entered into on the basis of the following facts, understandings and intentions of the parties:
     A. These Recitals refer to and utilize certain terms defined in this Agreement, which defined terms are incorporated into these Recitals by reference when used herein.
     B. Lender has made the Loan to Borrowers concurrently with entering into this Agreement. The Loan is evidenced and secured by the Loan Documents, including this Agreement.
     C. In connection with the Loan, Borrowers have requested certain rights with respect to (i) Permitted Transfers, (ii) a one-time transfer of all of the Properties in the Security Pool, (iii) Substitutions, and (iv) Releases. Lender is willing to grant Borrowers such rights on the terms and conditions specified by Lender as set forth in this Agreement.
     D. The parties desire to enter into this Agreement in order to set forth their respective rights and obligations in connection with the administration of the Loan.
     NOW, THEREFORE, IN CONSIDERATION of the foregoing recitals, and the mutual covenants and promises of the parties contained in this Agreement, the parties agree as follows:
     Section 1. General Definitions.
          1.1 Loan Documents Defined Terms. Capitalized terms which are not otherwise defined in this Agreement shall have the same meaning given to such terms in the Instruments (defined below) or other Loan Documents in which such terms are expressly defined.
          1.2 General Terms. In addition to other capitalized terms defined herein, when used herein the following terms shall have the following meanings:
     “Agreement” means this Collateral Loan Agreement dated as of the date first written above, as it may be amended, supplemented or otherwise modified from time to time.

     “Allocable Loan Amount” means the pro rata allocation of the entire Loan amount to each Building or Property, as applicable, as currently set forth on Exhibit A attached to this Agreement, as such allocation may be reduced by any amortization of such Allocable Loan Amount.
     “ALTA/ACSM Survey” means with respect to a Property an ALTA/ACSM Land Title Survey prepared for and certified to Lender by a registered land surveyor approved by Lender. The ALTA/ACSM Survey shall comply with Lender’s then current survey requirements.
     “Appraised Value” means, with respect to any Property or Proposed Property, the appraised value as reasonably determined by Lender.
     “Asbestos Bulk Survey” means, with respect to a Property, a survey by an asbestos consultant approved by Lender to determine the presence of asbestos containing materials. Any Asbestos Bulk Survey shall comply with the Asbestos Bulk Survey Scope of Work Guidelines previously delivered by Lender to Borrowers, as the same may be amended, modified or supplemented by Lender from time to time.
     “Assignment of Leases” means an assignment of the lessor’s interest in leases and rents (which may be incorporated in the applicable Instrument) executed and delivered by any Borrower in connection with a Property for the benefit of Lender, modified to reflect the laws of the state where the Property is located and otherwise as Lender deems necessary or appropriate in its sole discretion, as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.
     “Assignment of Permits” means an assignment of permits and developer’s rights (which may be incorporated in the applicable Instrument) executed and delivered by any Borrower in connection with a Property, modified by Lender to reflect the laws of the state where the Property is located and otherwise as Lender deems necessary or appropriate in its sole discretion, as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
     “Borrower” means, individually, each of AMB-SGP California, LLC, a Delaware limited liability company, AMB-SGP CIF-California, LLC, a Delaware limited liability company, AMB-SGP CIF-I, LLC, a Delaware limited liability company, AMB-SGP Docks, LLC, a Delaware limited liability company, AMB-SGP Georgia, LLC, a Delaware limited liability company, AMB-SGP CIF-Illinois, L.P., a Delaware limited partnership, and AMB-SGP TX/IL SUB, LLC, a Delaware limited liability company, together with the permitted successors and assigns of each under Section 2 of this Agreement.
     “Borrowers” means, collectively, AMB-SGP California, LLC, a Delaware limited liability company, AMB-SGP CIF-California, LLC, a Delaware limited liability company, AMB-SGP CIF-I, LLC, a Delaware limited liability company, AMB-SGP Docks, LLC, a Delaware limited liability company, AMB-SGP Georgia, LLC, a Delaware limited liability company, AMB-SGP CIF-Illinois, L.P., a Delaware limited partnership, and AMB-SGP TX/IL SUB, LLC, a Delaware limited liability company, together with their permitted successors and assigns under Section 2 of this Agreement.
     “Building” means an individual building located on the Property (and all fixtures located therein), now or hereafter included in the Security Pool, as more particularly set forth in Exhibit A.

     “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
     “Closing” or “Closing Date” means the date of this Agreement.
     “Closing Certification” means, collectively, the Closing Certifications executed and delivered by the applicable Borrower to Lender as of the date hereof in a form satisfactory to Lender.
     “Collateral Documents” means, collectively, the Instruments, the Assignments of Leases, the Assignments of Permits, the Financing Statements, and all other instruments or documents now or hereafter granting Liens on property of any Borrower or any related entity for the benefit of Lender in connection with the Loan and all other instruments or documents evidencing or securing the Loan.
     “Control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.
     “Debt Service Coverage Ratio” shall have the meaning given to such term in the last paragraph of Section 2.3.
     “Due Date” shall have the meaning given to such term in the Notes.
     “Due Diligence Documents” means the following: (i) Asbestos Bulk Survey, if applicable, (ii) Environmental Site Assessment, (iii) Environmental Certification (required with respect to Properties or Proposed Properties located in the State of California only), (iv) Estoppel Certificates, (v) ALTA/ACSM Survey, (vi) Engineering Report, (vii) Closing Certification, (viii) Rent Roll, (ix) preliminary title report together with copies of all underlying exceptions, (x) three (3) years of operating statements, if available, (xi) site plan, (xii) an appraisal of the property prepared by a member of the Appraisal Institute (MAI), if available, (xiii) leases and, if available, lease abstracts, (xiv) any internal projected discounted cash flow model with assumptions, and (xv) such other documents, information and certificates as Lender may reasonably require. The cost of all Due Diligence Documents shall be paid by the applicable Borrower owning the Property in question.
     “Engineering Report” means a comprehensive structural evaluation of a Property prepared by a third party engineer approved by Lender, in its discretion. With respect to each Proposed Property which is added to the Security Pool after the Closing Date, if any Borrower has an existing engineering report for the Proposed Property which is substantially equivalent in all material respects (including, without limitation, scope, comprehensiveness and age of such report as determined with reference to the date of such report and the date of submittal of such report to Lender) to the other Engineering Reports previously approved by Lender, then such existing engineering report for the Proposed Property shall constitute the Engineering Report therefor.
     “Environmental Certification” means, with respect to a Property or Properties located in the State of California only, an Environmental Certification, if any, prepared by the applicable Borrower owning such Property or Properties in the form previously delivered by Lender to Borrowers, as the same may be amended, modified or supplemented by Lender from time to time.
     “Environmental Indemnity” means, (i) with respect to a Property or Properties located in the State of California, the Environmental Indemnity Agreement executed and delivered by Guarantor to Lender in a form satisfactory to Lender and modified to reflect the laws of the state where the Property is located and otherwise as Lender deems necessary or appropriate in its sole discretion, and as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof, and (ii) with respect to a Property or Properties located in a State other than the State of California, the Environmental and ERISA Indemnity Agreement executed and delivered by Guarantor to Lender in a form satisfactory to Lender and modified to reflect the laws of the state where the Property is located and otherwise as Lender deems necessary or appropriate in its sole discretion, and as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.
     “Environmental Site Assessment” means, with respect to a Property, an assessment by an environmental consultant approved by Lender to determine the presence of hazardous material and/or wastes. Any Environmental Site Assessment shall comply with the Environmental Site Assessment Scope of Work Guidelines previously delivered by Lender to Borrowers, as the same may be amended, modified or supplemented by Lender from time to time.
     “ERISA Indemnity” means, with respect to a Property or Properties located in the State of California, the ERISA Indemnity Agreement executed and delivered by Guarantor to Lender in a form satisfactory to Lender and modified to reflect the laws of the state where the Property is located and otherwise as Lender deems necessary or appropriate in its sole discretion, and as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.
     “Estoppel Certificate” means, with respect to a Property, a duly executed Estoppel Certificate by the applicable tenants substantially in the form previously delivered by Lender to Borrower for execution by tenants at such Property, as the same may be amended, modified or supplemented by Lender from time to time.
     “Event of Default” has the meaning ascribed to such term in Section 5.1 of this Agreement.
     “Financing Statement” means, with respect to a Property, a UCC-1 Financing Statement naming that Borrower who owns the personal property described in the Financing Statement as “Debtor” and Lender as “Secured Party”, as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.
     “Fixed A-1 Note” means that certain Amended, Restated and Consolidated Promissory Note (Fixed A-1), dated even date herewith, in the original principal amount of $160,000,000.00, executed by Borrowers, as maker, and payable to Lender or its order, together with any and all amendments, renewals, extensions, supplements, restatements and modifications thereof and all substitutions therefor.
     “Fixed B-1 Note” means that certain Amended, Restated and Consolidated Promissory Note (Fixed B-1), dated even date herewith, in the original principal amount of $84,000,000.00, executed by Borrowers, as maker, and payable to Lender or its order, together with any and all amendments, renewals, extensions, supplements, restatements and modifications thereof and all substitutions therefor.
     “Fixed Rate Notes” means, collectively, the Fixed A-1 Note and the Fixed B-1 Note.
     “Floating A-2 Note” means that certain Amended, Restated and Consolidated Promissory Note (Floating A-2), dated even date herewith, in the original principal amount of $40,000,000.00, executed by Borrowers, as maker, and payable to Lender or its order, together with any and all amendments, renewals, extensions, supplements, restatements and modifications thereof and all substitutions therefor.
     “Floating B-2 Note” means that certain Amended, Restated and Consolidated Promissory Note (Floating B-2), dated even date herewith, in the original principal amount of $21,000,000.00, executed by Borrowers, as maker, and payable to Lender or its order, together with any and all amendments, renewals, extensions, supplements, restatements and modifications thereof and all substitutions therefor.
     “Floating Rate Notes” means, collectively, the Floating A-2 Note and the Floating B-2 Note.
     “Fraudulent Conveyance Indemnity Agreement” means the Fraudulent Conveyance Indemnity Agreement executed by Guarantor in favor of Lender of even date herewith, and as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.
     “GICR” means Government of Singapore Investment Corporation (Realty) Pte. Ltd., a subsidiary of the government of Singapore.
     “Guarantor” means AMB-SGP, L.P. a Delaware limited partnership.
     “Guaranty” means that certain Recourse Liabilities Guaranty made by Guarantor in favor of Lender of even date herewith.
     “IJV” means Industrial JV Pte. Ltd., a real estate investment subsidiary of the government of Singapore Investment Corporation.
     “Indebtedness” means the principal of and all other amounts, payments and premiums due under the Notes, and all other indebtedness of Borrowers to Lender and any additional advances under, evidenced by and/or secured by the Loan Documents, plus interest on all such amounts.
     “Indemnified Party” means each of Lender, each of its affiliates and their respective successors and assigns, any Person who is or will have been involved with the servicing of the Loan, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including Investors, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the collateral therefor), and the respective officers, directors, and employees, agents, affiliates, successors and assigns of any and all of the foregoing, but excluding any Person (other than Lender or its affiliates) who acquires the Property at a foreclosure sale or through a deed in lieu of foreclosure.
     “Instrument” means a deed of trust, mortgage, deed to secure debt or other similar instrument, executed and delivered by any Borrower who owns the Property or Properties described in the Instrument as “Trustor,” “Mortgagor,” or “Grantor”, to or for the benefit of Lender as “Beneficiary,” “Mortgagee” or “Grantee” for a Property, modified to reflect the laws of the state where the Property is located and otherwise in form satisfactory to Lender and as amended, supplemented, restated, or otherwise modified from time to time in accordance with the provisions hereof or thereof.
     “Junior Lender” means The Prudential Insurance Company of America, a New Jersey corporation, or any subsequent holder of the Fixed B-1 Note and the Floating B-2 Note.

     “Lease” means any and all leasehold interests, including subleases and tenancies following attornment, now or hereafter covering any part of a Property.
     “Lender” means, collectively, The Prudential Insurance Company of America, a New Jersey corporation and Prudential Mortgage Capital Company, LLC together with their respective successors and assigns.
     “Lien” means any mortgage, deed of trust, deed to secure debt, pledge security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any financing lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.
     “Loan” means the loan evidenced and secured by the Loan Documents.
     “Loan Documents” means this Agreement, the Notes, the Cash Management Agreement, the Collateral Documents and any other document or certificate executed and delivered by any Borrower to Lender in connection with the transactions contemplated by this Agreement.
     “Loan to Value Ratio” shall have the meaning given to such term in the last paragraph of Section 2.3.
     “Losses” means any claims, suits, liabilities (including strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, and amounts paid in settlement of whatever kind including attorneys’ fees (both in-house staff and retained attorneys) and all other costs of defense.
     “Manager” means the property management company engaged by or on behalf of Borrower to manage each Property.
     “Management Agreement” means individually and collectively the agreements entered into for management of each Property.
     “Maturity Date” means March 5, 2012, or such earlier date on which the Loan shall become due and payable pursuant to Section 5 of this Agreement or otherwise.
     “Note” means, individually, any one of the Notes.
     “Notes” means, collectively, each of the Fixed Rate Notes and the Floating Rate Notes.
     “Obligations” means all monetary and non-monetary obligations of every nature of Borrower from time to time to be performed by Borrowers under any of the Loan Documents, the Environmental Indemnities, and the ERISA Indemnities, whether for principal, interest, fees, expenses, indemnification or otherwise.
     “Permitted Transferee” means (i) AMB Property Corporation; (ii) AMB Property, L.P.; (iii) a Person controlled by or controlling AMB Property Corporation or AMB Property, L.P., provided that (A) AMB Property, L.P. owns, directly or indirectly, at least a ten percent (10%) ownership interest in each Borrower, and (B) AMB Property, L.P. directly or indirectly manages and directs the day-to-day activities of, and controls, each Borrower; and (iv) a Person (including IJV) wholly-owned and controlled by GICR provided that the asset manager, if any, retained is acceptable to Lender in its sole and absolute discretion (provided, further, that any affiliate of AMB Property Corporation or AMB Property, L.P.

directly or indirectly controlled, managed and directed by AMB Property, L.P. shall be deemed an acceptable asset manager) and Lender shall not unreasonably withhold its approval of an institutional quality asset manager that (a) is domiciled in the United States or whose domicile is otherwise acceptable to Lender, in its reasonable discretion, (b) has institutional quality managerial and operational capability and experience with similar industrial properties, has financial strength and business reputation reasonably acceptable to Lender, and (c) satisfies other requirements as reasonably determined by Lender (including without limitation, if required by Lender, after a Secondary Market Transaction, Lender shall have received a Rating Agency Confirmation with respect to such asset manager).
     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, REITs or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.
     “Post Closing Obligations Letter” means that certain letter agreement of even date herewith from Borrowers to Lender regarding certain post-closing repair and obligations of Borrower.
     “Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default; provided no Potential Event of Default shall be deemed to have occurred prior to Lender giving any Borrower notice thereof if required by any applicable Loan Document.
     “Prepayment Premium” means the Fixed A-1 Prepayment Premium, the Fixed B-1 Prepayment Premium, the Floating A-2 Prepayment Premium, and/or the Floating B-2 Prepayment Premium, as applicable.
     “Processing Fee” means a non-refundable fee payable by Borrowers to Lender as follows: (i) with respect to each Substitution, an amount equal to the greater of (A) Twenty-Five Thousand Dollars ($25,000), or (B) the product obtained by multiplying the Allocable Loan Amount for the Property being removed from the Security Pool by one half of one percent (0.5%); and (ii) with respect to each Release (other than by reason of Substitution in accordance with the provisions of Section 4.1 of this Agreement), an amount equal to Ten Thousand Dollars ($10,000). One half of such Processing Fee shall be fully earned and non-refundable at the time of any Borrower’s application for such Substitution or Release, and the remainder of such Processing Fee shall be fully earned and non-refundable at the closing of such Substitution or Release.
     “Properties” means one or more of the Properties in the Security Pool.
     “Property” means a real property or real properties (including, without limitation, all buildings, fixtures or other improvements located thereon), now or hereafter included in the Security Pool, as more particularly set forth in Exhibit B; provided that the term Property shall refer to an entire Property and not individual buildings within a Property.
     “Proposed Property” means a property that any Borrower is proposing to substitute into the Security Pool in accordance with the terms of Section 4.1 hereof.
     “Proposed Property Closing Documents” means the Instrument, the Assignment of Leases, the Assignment of Permits, the Financing Statement, the Environmental Indemnity, the ERISA Indemnity (if applicable), and all other instruments or documents now or hereafter granting liens on the Proposed Property for the benefit of Lender. Each such document shall be substantially in the form delivered by the applicable Borrower at Closing, modified to reflect the laws of the state where the

Property is located and otherwise in form satisfactory to Lender. Proposed Property Closing Documents shall also include such endorsements to the existing Title Policies, or new Title Policies referencing the Proposed Property as Lender shall require in its reasonable discretion and legal opinions of counsel acceptable to Lender opining on the due authorization, execution, delivery, enforceability and such other matters as Lender shall reasonably require with respect to the Proposed Property Closing Documents and any other documents or agreements executed by any Borrower in connection therewith.
     “Rating Agencies” means Fitch, Inc., Moody’s Investors Service, Inc., S&P, and Dominion Bond Rating Service Limited or any successor thereto, and any other nationally recognized statistical rating organization to the extent that any of the foregoing have been or will be engaged by Lender or its designees in connection with or in anticipation of a Secondary Market Transaction (each, individually, a “Rating Agency”).
     “Rating Agency Confirmation” means a confirmation by each of the applicable Rating Agencies which confirms that the taking of the action referenced therein will not result in any qualification, withdrawal or downgrading of any existing ratings of securities created in the applicable Secondary Market Transaction.
     “Release” shall have the meaning given to such term in Section 3.1.
     “Release Price” means, with respect to a Property (or Building, as applicable), the product obtained by multiplying the Allocable Loan Amount for the Property (or Building, as applicable) by: (i) if prior to and including such Release, the Property known as Dock’s Corner is part of the Security Pool, one hundred fifteen percent (115%) or (ii) if prior to and including such Release, the Property known as Dock’s Corner is not part of the Security Pool, one hundred ten percent (110%).
     “Rent Roll” means the standard rent roll by Property prepared for Borrowers and the supplement thereto setting forth, to the extent not set forth in the standard rent roll, each of the leases pertaining to the Property, and containing the following information: (i) each tenant’s name and suite number, (ii) the net rentable square footage covered by each lease, (iii) the annual base rental rate per square foot per tenant, (iv) the annual base rent per tenant, (v) all items of additional rent, (vi) the commencement and expiration dates of each lease and any termination options, (vii) any option(s) to renew and/or any option(s) to terminate granted to any tenant, (viii) the security deposit held for each lease, (ix) any free rent and any other liquidated monetary concessions granted to any tenant and any obligations of such tenant assumed by the applicable Borrower, (x) the tenant’s reimbursement obligations for operating expenses (triple net, modified gross, etc.) and (xi) any right of first refusal or any right or option to purchase all or any portion of the Properties granted thereunder. The Rent Roll shall be certified by an officer of Borrowers and shall also include certified copies of all leases at the Property or Proposed Property, as applicable, which have not previously been certified to Lender.
     “Secondary Market Transaction” shall have the meaning given to such term in Section 6.1.
     “Security Pool” means, collectively, all Properties on which Lender has a Lien as security for the Loan, as the same may change from time to time in accordance with the terms and conditions hereof. The Properties in the Security Pool as of the date hereof are set forth on Exhibit B attached hereto.
     “Senior Lender” means Prudential Mortgage Capital Company, LLC, a Delaware limited liability company and The Prudential Insurance Company of America, a New Jersey corporation or the subsequent holders of the Fixed A-1 Note and Floating A-2 Note, each with rights as may be allocated as between the holder Fixed A-1 Note and the Floating A-2 Note in separate writing.
     “Single Purpose Entity” shall have the meaning given to such term on Exhibit C attached hereto.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “SPE Equity Owner” means AMB-SGP CIF ILLINOIS GP LLC.
     “Substitution” shall have the meaning given to such term in Section 4.1.
     “Title Company” means Chicago Title Insurance Company.
     “Title Policy” means each Lender’s ALTA (form B-1970, if available) Lender’s Policy of title insurance in the aggregate amount of the Loan issued by the Title Company (with reinsurance provided by Fidelity National Title Insurance Company) to Lender, dated as of the time of recording of the applicable Instruments (as the same may have been thereafter updated with Lender’s consent), showing Lender as insured with a first priority lien on and title to the Property vested fee simple in Borrower, with such endorsements as are customary for multi-state, cross-collateralized commercial mortgage loans (including, but not limited to, CLTA 100, 103.6, 103.7, 104.6, 108.8, 110.5, 110.9, 111.5, 116, 116.1 and 123.2 or the equivalent thereof, to the extent available in the applicable state in which the Property is located) and in form acceptable to Lender in its sole discretion.
     “Unisource Lease” means that certain Standard Industrial Lease dated for reference purposes May 1, 1996 by and between Fairway Drive Venture, LLC (the predecessor in interest to AMB-SGP CIF-California, LLC) and National Business Services, Inc. doing business as Unisource Office Services as amended.
          1.3 Other Defined Terms. Certain other terms used in this Agreement shall have the meaning ascribed to such terms elsewhere in this Agreement.
     Section 2. Sale or Encumbrance of Properties in Security Pool.
          2.1 Due on Sale or Encumbrance.
               (a) It shall be an Event of Default and, at the sole option of Lender, Lender may accelerate the Obligations and the entire Obligations (including any Prepayment Premium) shall become immediately due and payable, if without Lender’s prior written consent (which may be withheld for any or no reason including the possibility of an ERISA violation or the proposed transferee’s failure to agree in writing to Lender increasing the interest payable on the Obligations to any rate, changing any other terms (including maturity) of the Obligations or Documents, or requiring the payment of a transfer fee)(except pursuant to and in compliance with the provisions of Sections 2.2, 2.3, 3.1 or 4.1 of this Agreement):
                    (i) if any Borrower shall sell, convey, assign, transfer, dispose of or be divested of its title to, convey security title to any Property, mortgage, encumber or cause to be encumbered (except for the imposition of mechanics’ or materialmen’s liens) any Property or any interest therein, in any manner or way, whether voluntary or involuntary; or

                    (ii) subject to Section 2.2 below, in the event of any merger, consolidation, sale, transfer, assignment, or dissolution involving all or substantially all of the assets of any Borrower; or
                    (iii) subject to Section 2.2 below, in the event of the assignment, transfer, pledge, voluntary or involuntary sale, or encumbrance (or any of the foregoing at one time or over any period of time) of:
                         (1) ten percent (10%) or more of (1) the ownership interest of any Borrower or SPE Equity Owner, regardless of the type or form of entity of such Borrower or SPE Equity Owner, (2) the voting stock or ownership interest of any corporation or limited liability company which is, respectively, general partner or managing member of any Borrower or SPE Equity Owner or any corporation or limited liability company directly or indirectly owning ten percent (10%) or more of any such corporation or limited liability company, (3) the ownership interests of any owner of ten percent (10%) or more of the beneficial interests of any Borrower or SPE Equity Owner if such Borrower or SPE Equity Owner is a trust; or
                         (2) any general partnership interest in (1) any Borrower or SPE Equity Owner, (2) a partnership which is in any Borrower’s or SPE Equity Owner’s chain of ownership and which is derivatively liable for the obligations of such Borrower or SPE Equity Owner, or (3) any general partner who has the right to participate directly or indirectly in the control of the management or operations of any Borrower or SPE Equity Owner; or
                         (3) more than forty-nine percent (49%) of the total direct or indirect legal or beneficial ownership interests in Borrower or SPE Equity Owner; or
                         (4) any direct or indirect legal or beneficial ownership interests in Borrower or SPE Equity Owner which results in a change in control of Borrower or SPE Equity Owner.
                    (iv) subject to Section 2.2 below, in the event of the conversion of any general partnership interest in any Borrower or SPE Equity Owner to a limited partnership interest; or
                    (v) subject to Section 2.2 below, in the event of any change, removal, or resignation of any general partner of any Borrower or SPE Equity Owner; or
                    (vi) subject to Section 2.2 below, in the event of any change, removal, addition or resignation of a managing member of any Borrower or SPE Equity Owner; or
                    (vii) in the event of any assignment, transfer, pledge, voluntary or involuntary sale, or encumbrance of any interest in Borrower by SPE Equity Owner.
               (b) The provisions of Section 2.1(a) shall not apply to transfers under any will or applicable law of descent. Further, the provisions of Section 2.1(a) shall not operate to prohibit or apply to (x) the transfer, sale or conveyance of publicly traded shares in AMB Property Corporation, (y) the transfer, sale or conveyance of shares in AMB Property Holding Corporation so long as (1) either AMB Property Corporation or AMB Property, L.P. (I) shall own, directly or indirectly, at least a ten percent (10%) ownership interest in AMB Property Holding Corporation, and (II) directly or indirectly controls, manages, and directs AMB Property Holding Corporation, or (z) the transfer, sale or conveyance of limited partnership interests in AMB Property, L.P. or AMB Property II, L.P.

Notwithstanding the foregoing, if any such transfer results in any Person’s direct or indirect interest in any SPE Equity Owner or Borrower exceeding forty-nine percent (49%) and such Person’s direct and indirect interest in such SPE Equity Owner or Borrower did not exceed forty-nine percent (49%) prior to such transfer then prior to such transfer, Borrower shall, if requested by any Rating Agency, deliver a non-consolidation opinion reasonably acceptable to Lender.
          2.2 Permitted Transfers.
               (a) Notwithstanding Section 2.1(a) above, any Borrower may engage in the transactions described below after at least thirty (30) days’ prior written notice to Lender, provided that all of the following conditions are met: (i) there is no Event of Default or Potential Event of Default under the Loan Documents; (ii) the proposed transferee complies with and delivers an ERISA certification and indemnification agreement in the form delivered by original Borrowers in connection with the Loan (or, if the statements required by the certification are not true with respect to the proposed transferee, Lender shall have received such evidence as it may require in its sole discretion to determine that the proposed transfer is not and would not render the Loan a prohibited transaction under ERISA); (iii) the proposed transferee shall have provided such information about the proposed transferee as is reasonably requested by Lender; and (iv) payment by such Borrower or the proposed transferee of (1) all third party out-of-pocket costs and expenses reasonably incurred by Lender for the processing of said transfer, including a processing fee (which shall be the only fee paid to Lender or any servicer of the Loan) of $20,000.00 with respect to each such transfer if title to any Property is transferred as the result of such transfer (it being understood that if multiple Properties owned by one or more Borrowers are to be simultaneously transferred to a single proposed transferee, the processing fee due in connection with such transaction shall be $20,000.00 regardless of the number of Properties to be transferred by such Borrower to such transferee), (2) any documentary stamp taxes, intangibles taxes, mortgage taxes, recording fees, and other costs and expenses required in connection with the transfer, (3) all other reasonable third party costs and expenses (including reasonable attorneys’ fees and expenses for Lender’s staff attorneys and outside counsel), and (4) any Rating Agency fees and expenses, if applicable. Provided all of the foregoing conditions are fulfilled with respect to each such transfer, and provided further that (i) the guarantor (or a replacement guarantor acceptable to Lender) of the Loan following such transfer maintains a net worth, as reasonably determined by Lender, of at least $50 million (ii) counsel to transferee and the replacement guarantors and indemnitors shall deliver to Lender opinion letters relating to such transfer (including enforceability and nonconsolidation opinions) in form and substance reasonably satisfactory to Lender:
          (1) A transfer of the direct or indirect interests in any Borrower (other than the interests of an SPE Equity Owner in Borrower) and the direct or indirect interest in any related SPE Equity Owner, if applicable, to a Permitted Transferee; and
          (2) A transfer of one or more Properties to a Permitted Transferee; provided that each of the conditions the following sections are satisfied: 2.3(b), 2.3(c), 2.3(d), 2.3(g), 2.3(j), 2.3(k), 2.3(m) (except that Borrower shall only be required to deliver the REMIC opinion if requested by a Rating Agency), 2.3(n), 2.3(o), and 2.3(p).
               (b) No violation of the provisions of Sections 2.1(a)(iii)(1), 2.1(a)(iii)(2), 2.1(a)(iii)(3), 2.1(a)(iii)(4), or 2.1(a)(vi) above shall occur so long as (i) either AMB Property Corporation or AMB Property, L.P. (A) shall own, directly or indirectly, at least a ten percent (10%) ownership interest in each Borrower and (B)(1) is a managing member of each Borrower or (2) directly or indirectly manages and directs the day-to-day activities of, and controls, each Borrower, as reasonably determined by Lender, and (ii) the guarantor of the Loan maintains a net worth, as reasonably determined by Lender, of at least $50 million. Notwithstanding the foregoing, if any such transfer results in any Person’s direct or indirect interest in any Borrower exceeding forty-nine percent (49%) and such Person’s direct and indirect interest in such Borrower did not exceed forty-nine percent (49%) prior to such transfer then prior to such transfer, Borrower shall, if requested by any Rating Agency, deliver a non-consolidation opinion reasonably acceptable to Lender.
               (c) Consent by Lender to any one transfer shall not be deemed a waiver of its right to require consent to further or future transfers.
Notwithstanding anything in this Agreement to the contrary, in no event shall any SPE Equity Owner be permitted to assign, transfer, pledge, sell, or encumber any of its interest in any Borrower.
          2.3 One-time Transfer. Notwithstanding Section 2.1, and so long as there is no Event of Default or Potential Event of Default under the Loan Documents, at any time following the first (1st) anniversary of the date of this Agreement, Lender agrees, upon thirty (30) days’ prior written request, to consent to one transfer of all of the Properties in the Security Pool (or all of the direct or indirect interests in each SPE Equity Owner and Borrower (other than the interests of any SPE Equity Owner in Borrower)) if:
               (a) the proposed transferee of the Properties is an unaffiliated third party which, in the sole and absolute judgment of Lender, has substantial financial capability and creditworthiness, reputation and experience in the ownership, operation, management, and leasing of similar properties;
               (b) following such transfer, the proposed transferee, such transferee’s affiliates’ or related entities’ credit obligations shall not exceed Lender’s individual or related borrower limits as established by Lender from time to time in its sole discretion;
               (c) the single purpose nature and bankruptcy remoteness of the transferee shall be reasonably satisfactory to Lender;
               (d) if necessary in Lender’s reasonable discretion, the proposed transferee enters into an asset management contract, for the Property with a Person (i) having experience in the ownership, operation, management and leasing of properties similar in character to the Property and (ii) satisfactory in all respect to Lender;
               (e) at the time of transfer, the Loan to Value Ratio (defined below) does not exceed sixty-five percent (65%); provided, however, that if the foregoing requirement is not satisfied and Borrowers may, through the prepayment of principal outstanding under the Loan (but only if such prepayment is otherwise permitted pursuant to the terms of each Note), satisfy such requirement, then Borrowers may pay down a portion of the outstanding principal balance of the Loan which Lender determines is necessary to satisfy such requirement (and paying any Prepayment Premium applicable thereto);
               (f) Borrowers pay Lender a non-refundable servicing fee in the amount of $20,000 at the time of the request, and an additional fee equal to one half of one percent (0.5%) of the outstanding principal balance of the Loan at the time of the transfer, less the amount of the non-refundable servicing fee previously paid to Lender;
               (g) at Lender’s option, Lender’s title policies are endorsed to verify the first priority of the Loan Documents at Borrowers’ expense;

               (h) the Debt Service Coverage Ratio (defined below) for the prior twelve (12) months is at least 1.30 to 1.00; provided, however, that if the foregoing requirement is not satisfied and Borrowers may, through the prepayment of principal outstanding under the Loan (but only if such prepayment is otherwise permitted pursuant to the terms of each Note), satisfy such requirement, then Borrowers may pay down a portion of the outstanding principal balance of the Loan which Lender determines is necessary to satisfy such requirement (and paying any Prepayment Premium applicable thereto);
               (i) the Debt Service Coverage Ratio (as defined below, but based on NOI as projected by Lender for the next succeeding twelve (12) months) is at least 1.30 to 1.00; provided, however, that if the foregoing requirement is not satisfied and Borrowers may, through the prepayment of principal outstanding under the Loan (but only if such prepayment is otherwise permitted pursuant to the terms of each Note), satisfy such requirement, then Borrowers may pay down a portion of the outstanding principal balance of the Loan which Lender determines is necessary to satisfy such requirement (and paying any Prepayment Premium applicable thereto);
               (j) the proposed transferee, proposed guarantor and proposed indemnitor, expressly assume all obligations under the Loan Documents and all guarantees and indemnities arising from and after the date of the transfer and execute any documents reasonably required by Lender and any documents required by the Rating Agencies, and all of these documents are satisfactory in form and substance to Lender and satisfactory to the Rating Agencies;
               (k) Lender reasonably approves the form and content of all transfer documents, and Lender is furnished with a certified copy of the recorded transfer documents;
               (l) if required by Lender, after a Secondary Market Transaction, Lender shall have received a Rating Agency Confirmation with respect to such Transfer;
               (m) counsel to the proposed transferee and the proposed guarantors and indemnitors shall deliver to Lender and the Rating Agencies opinion letters in substantially the same form as those delivered in connection with the making of the Loan (including without limitation a non-consolidation opinion and REMIC opinion) relating to such transfer in form and substance reasonably satisfactory to Lender and satisfactory to the Rating Agencies;
               (n) the proposed transferee signs and delivers Lender’s then current credit certification, which shall include a representation that the transferee and all Persons holding any legal or beneficial interest whatsoever in such proposed transferee are not included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in Executive Order 13224 – Blocking Property and Prohibiting Transaction with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended;
               (o) the proposed transferee complies with and delivers the ERISA certification and indemnity agreement in the form delivered by original Borrowers in connection with the Loan (or, if the statements required by the certification are not true with respect to the proposed transferee, Lender shall have received such evidence as it may require in its sole discretion to determine that the proposed transfer is not and would not render the Loan a prohibited transaction under ERISA); and

               (p) Borrowers or the proposed transferee pay all fees, costs, and expenses incurred by Lender in connection with the proposed transfer, including, without limitation, all reasonable legal (for both outside counsel and Lender’s staff attorneys) and accounting fees, title insurance fees, Rating Agency fees and expenses, documentary stamps taxes, intangible taxes, mortgage taxes, recording and filing costs and fees, and reasonable appraisal fees, whether or not the transfer is actually consummated.
     The term “Loan to Value Ratio” shall mean the ratio, as reasonably determined by Lender, of (i) the aggregate principal balance of all encumbrances against the Properties in the Security Pool to (ii) the fair market value of the Properties in the Security Pool. The term “Debt Service Coverage Ratio” shall mean the ratio, as reasonably determined by Lender, calculated by dividing (i) net operating income (“NOI”) by (ii) total annual debt service (“TADS”). NOI is the gross annual income realized from operations of all Properties in the Security Pool for the applicable twelve (12) month period after subtracting all necessary and ordinary operating expenses (both fixed and variable) for that twelve (12) month period (assuming for expense purposes only that all such Properties are 95% leased and occupied if actual leasing is less than 95%), including, without limitation, utilities, administrative, cleaning, landscaping, security, repairs, and maintenance, ground rent payments, management fees, real estate and other taxes (on a fully-assessed basis, except in jurisdictions where taxes are not based on current assessed value, such as California, in which case such taxes shall be based on actual tax bills), assessments and insurance, but excluding deduction for federal, state and other income taxes, debt service expenses, depreciation or amortization of capital expenditures, and other similar non-cash items. Gross income shall be based on (1) the cash actually received for the preceding twelve months (if gross income for the preceding twelve months is being calculated) or (2) projected income based on leases in place for the next succeeding twelve (12) months (if gross income for the next succeeding twelve (12) months is being calculated) (and, to the extent that real estate tax pass-throughs are included in such projected income, such taxes shall be determined on a fully assessed basis to the extent that is the basis for calculating the corresponding taxes that were used for projecting operating expenses), and ordinary operating expenses shall not be prepaid. Documentation of NOI and expenses shall be certified by an officer of the applicable Borrower with detail satisfactory to Lender and shall be subject to the approval of Lender. TADS shall mean the aggregate debt service payments for the applicable twelve (12) months on the Loan and on all other indebtedness secured, or to be secured, by any part of the Properties in the Security Pool, assuming at all times, for purposes of calculating the Debt Service Coverage Ratio, that the Floating Rate Notes bear interest at the weighted average interest rate of the Fixed Rate Notes (weighted based on their respective outstanding principal balances).
       Section 3. Lien Releases from the Security Pool.
          3.1 Lien Releases. Notwithstanding Section 2, commencing on August 14, 2007, any Borrower shall be entitled to obtain a release of Lender’s Liens under the Collateral Documents relating to a Property or Building (a “Release”) in accordance with the following, subject to satisfaction by such Borrower of each and every condition precedent set forth in subsection 3.1(a).
               (a) The conditions precedent to Lender’s obligations under this Section 3.1 are as follows:
                    (i) Lender shall have received at least thirty (30) days prior written notice from such Borrower of the proposed Release and accompanying partial repayment of the Loan (which shall be in an amount required by clause (iv) below), and Borrowers shall pay to Lender the applicable Processing Fee for the proposed for Release at the time of such Borrower’s application for the Release. One-half (1/2) of the Processing Fee shall be fully earned and non-refundable at the time of such

Borrower’s application for such Release, and the remainder of the Processing Fee shall be fully earned and non-refundable at the closing of such Release;
                    (ii) in connection with the partial prepayment of the Loan, such Borrower shall identify the Building(s) or Property or Properties for which a Release is requested;
                    (iii) no Event of Default or Potential Event of Default shall then exist;
                    (iv) Borrowers shall have paid in full the Release Price attributable to the particular Building(s), Property or Properties for which a Release is being requested, plus all accrued and unpaid interest and any applicable Prepayment Premium attributable thereto;
                    (v) Intentionally Omitted;
                    (vi) payment of the Release Price will not reduce the outstanding principal balance of the Loan below Sixty-Five Million Dollars ($65,000,000.00);
                    (vii) if following the proposed Release, the Property known as Dock’s Corner remains part of the Security Pool, payment of the Release Price will not reduce the outstanding principal balance of the Loan below One Hundred and Fifty Million Dollars ($150,000,000.00);
                    (viii) such Borrower shall provide evidence, in form and substance satisfactory to Lender (as reasonably determined in accordance with Lender’s then-customary standards), that for the next succeeding twelve (12) months after giving effect to the proposed Release, as reasonably determined by Lender at the time of the proposed release: (A) the Debt Service Coverage Ratio shall be equal to or greater than the greater of (i) the Debt Service Coverage Ratio immediately prior to such proposed Release or (ii) the applicable Debt Service Coverage Ratio set forth in the table shown below, and (B) the Loan to Value Ratio shall be equal to or less than the lesser of (i) the Loan to Value Ratio immediately prior to such proposed Release or (ii) the applicable Loan to Value Ratio set forth in the table below; provided, however, that if one or more of the foregoing requirements is not satisfied and such Borrower may, through the prepayment of principal outstanding under the Loan (but only if such prepayment is otherwise permitted pursuant to the terms of each Note), satisfy such requirements, then such Borrower may qualify for a Release by paying down a portion of the outstanding principal balance of the Loan which Borrower demonstrates to Lender (as reasonably determined in accordance with Lender’s then customary standards) is necessary to satisfy such requirements (and paying any Prepayment Premium applicable thereto); provided, further, however, that Lender shall advise such Borrower of its determination within fourteen (14) days after such Borrower submits to Lender, in detail satisfactory to Lender, in its reasonable discretion, their written analysis of the effect of the Release upon the foregoing requirements;

PERCENT OF ORIGINAL LOAN AMOUNT	LOAN TO VALUE	DEBT SERVICE
OUTSTANDING AFTER	RATIO NOT	COVERAGE RATIO
GIVING EFFECT TO SUCH PARTIAL RELEASE	GREATER THAN:	NOT LESS THAN:
Greater than or equal to 80%	70%	1.25 to 1.00
Less than 80% but greater than or equal to 60%	65%	1.35 to 1.00
Less than 60% but greater than or equal to 40%	60%	1.45 to 1:00
Less than 40% but greater than or equal to 21%	55%	1.50 to 1.00
Less than 21%	Partial Release Not Available
                    (ix) Lender shall receive, at Borrowers’ sole cost and expense, such endorsement(s) to the Title Policy as Lender may deem reasonably necessary to insure the Instrument(s) encumbering the Buildings and Properties not so released remain valid liens against such Buildings and Properties notwithstanding any such Release, subject only to such title exceptions as were originally shown in the Title Policy;
                    (x) after giving effect to the Release, both of the Building(s) and Property or Properties to be released and all remaining Buildings and Properties in the Security Pool shall be in compliance with all applicable laws, including, but not limited to, lot split and platting requirements, building codes and subdivision, zoning and land use laws;
                    (xi) after giving effect to the Release, both the Building(s), Property or Properties to be released and the remaining Buildings and Properties in the Security Pool will constitute separate real estate tax parcels and accordingly each will be separately taxed and assessed;
                    (xii) after giving effect to the Release, any Leases encumbering the Building(s), Property or Properties to be released shall be separate and independent of all Leases applicable to the remaining Buildings and Properties in the Security Pool, and any Leases encumbering the remaining Buildings and Properties shall not be dependent on or tied in any way to any Lease on the Building(s), Property or Properties to be released;
                    (xiii) intentionally omitted; and
                    (xiv) prior to a Secondary Market Transaction, the date of the proposed Release shall be not be within sixty (60) days of the date of any planned Secondary Market Transaction as to which Lender has provided Borrower with written notice specifying the date of such planned Secondary Market Transaction (and provided such notice is provided to Borrower prior to Borrower having provided Lender with notice of the proposed Release) and after a Secondary Market Transaction, shall be at least sixty (60) days after such Secondary Market Transaction.
     In addition to the Processing Fee applicable to a Lien release, Borrowers shall pay, on or before the date any Release is granted, all third party, out-of-pocket costs and expenses incurred by Lender in connection with any requested Release, including, without limitation, all reasonable legal and accounting fees, title fees, all Rating Agency fees and expenses, all reasonable inspection fees, documentary stamp taxes, mortgage taxes, intangible taxes, and recording and filing fees and costs, but excluding any additional fees, including any fees payable to a servicer of the Loan. In the event that (i) any Borrower, at any time after submittal of the notice to Lender under subsection 3.1, withdraws the Release request, or (ii) Borrower fails to meet the conditions for such request for a Release (to the extent that Borrower is required to meet specified conditions pursuant to this Agreement), then Borrowers shall remain obligated to pay all third-party, out-of-pocket costs incurred by Lender in connection with the Release request, including, without limitation, all reasonable legal and accounting fees, title fees, reasonable inspection fees, reasonable appraisal fees, documentary stamp taxes, mortgage taxes, intangible taxes, and recording and filing fees and costs, which amounts shall be payable to Lender within fifteen (15) days after such withdrawal or failure to meet conditions.

               (b) The Release Price shall be applied in such order as Lender shall determine; provided, however, that so long as no Event of Default has occurred, the applicable Borrower shall have the right, in its sole discretion, to determine the allocation of the Release Price between (i) the Floating Rate Notes and (ii) the Fixed Rate Notes; provided further that (i) payments allocated to the Floating Rate Notes shall be applied pro rata to each of the Floating Rate Notes based on their outstanding principal balance and (ii) payments allocated to the Fixed Rate Notes shall be applied pro rata to each of the Fixed Rate Notes based on their outstanding principal balance. Notwithstanding anything contained herein to the contrary, no Release shall be permitted if the associated prepayments would not otherwise be permitted pursuant to the terms of the Notes.
               (c) Intentionally Omitted.
               (d) In addition, following a partial prepayment in connection with a Release, the debt service payment on the Loan shall be adjusted downward to reflect such partial principal payment.
               (e) Borrowers understand that the right of Release set forth in this Section 3.1 is personal to the original Borrowers and any Permitted Transferee, and Borrowers further understand and agree that the right of Release set forth in this Section 3.1 shall not be available to any third-party transferee under Section 2.3.
     Section 4. Substitution Rights in the Security Pool.
          4.1 Properties Substituted into the Security Pool. Notwithstanding Section 2, at any time (1) commencing on August 14, 2007 but (2) prior to March 14 2011, Borrowers shall have the right, on up to five (5) occasions during the term of the Loan, to substitute one or more Proposed Properties for a single Property in the Security Pool, and Lender shall release its Lien on such Property then in the Security Pool (each such substitution and Lien release, a “Substitution”), which Substitution shall be made subject to and in accordance with the conditions and procedures set forth in this Section 4.1; provided, however, that in no event shall the aggregate Allocable Loan Amount (as determined by Lender) of the Properties released from the Security Pool in connection with such substitutions exceed thirty-five percent (35%) of the entire Loan amount (i.e., $106,750,000.00). The Substitution shall not give Borrowers the right to borrow or re-borrow any additional funds under the Loan Documents.
               (a) The conditions precedent to Lender’s obligations under Section 4.1 are as follows:
                    (i) Lender’s receipt of a complete package of Due Diligence Documents, as determined by Lender, with respect to the Proposed Property, which Due Diligence Documents shall be satisfactory to Lender in all respects in Lender’s sole discretion. In order to accommodate Borrowers’ desire to complete a Substitution within forty-five (45) days after Lender’s receipt of a complete Due Diligence Documents package therefor, together with the applicable Processing Fee, Borrowers shall, as early as possible, provide written notice to Lender of the intended Substitution and a complete Due Diligence Documents package for the Proposed Property. The costs of preparation of the Due Diligence Documents package and all necessary inspections shall be paid by Borrowers;
                    (ii) no Event of Default or Potential Event of Default shall then exist;

                    (iii) Borrowers shall provide evidence, in form and substance satisfactory to Lender in its sole discretion, that for the next succeeding twelve (12) months after giving effect to the Substitution (A) the Debt Service Coverage Ratio shall be not less than the greater of (i) the Debt Service Coverage Ratio immediately prior to the date of such Substitution or (ii) 1.40 to 1.0, and (B) the Loan to Value Ratio shall be no greater than seventy percent (70%); provided, however, that if one or more of the foregoing requirements is not satisfied and Borrowers may, through the prepayment of principal outstanding under the Loan (but only if such prepayment is otherwise permitted pursuant to the terms of each applicable Note), satisfy such requirements, then Borrowers may qualify for a Substitution by paying down a portion of the outstanding principal balance of the Loan necessary to satisfy such requirements (and paying any Prepayment Premium applicable thereto);
                    (iv) the Proposed Property shall have (A) a then-current Appraised Value equal to or greater than the then-current Appraised Value of the Property being released as part of the Substitution, both as reasonably determined by Lender, and (B) NOI, as may be adjusted and determined in accordance with Lender’s then standard underwriting practice which may include reasonable reserves for capital expenditures with respect to the Proposed Property and an estimate of the income which will actually be earned by the Proposed Property for the next succeeding twelve (12) months, which is equal to or greater than the NOI of the Property being released as part of the Substitution, as may be adjusted and determined in accordance with Lender’s then standard underwriting practice which may include reasonable reserves for capital expenditures with respect to the Property being released and a reasonable estimate of the income which will actually be earned by the Property being released for the next succeeding twelve (12) months;
                    (v) Lender shall receive, at Borrowers’ sole cost and expense, such endorsement(s) to the applicable Title Policy(ies) as Lender may deem reasonably necessary to ensure the Instruments encumbering the Properties not so released remain valid Liens against such properties notwithstanding any such release of a Property, subject only to such title exceptions as were originally shown in the applicable Title Policy(ies);
                    (vi) the proposed Substitution will not, when added to all prior Substitutions effected by Borrowers pursuant to this Section 4.1 after the date of this Agreement, cause the total number of Properties removed from the Security Pool as a result of Substitutions during the term of the Loan to exceed five (5);
                    (vii) Borrower shall demonstrate that the Proposed Property is a fully constructed industrial bulk warehouse, distribution or generally similar property which is similar in type and quality to the Property being released, as reasonably determined by Lender; and the Leases for the Proposed Property (including the Lease expiration profile for the Proposed Property) and the credit of the tenants under the Leases for the Proposed Property shall be generally similar to those of the Property being released as part of the Substitution;
                    (viii) Borrower shall demonstrate that the Proposed Property shall be not less than ninety percent (90%) leased to third-party tenants whose terms have commenced and are paying rent with an average remaining lease term satisfactory to Lender as reasonably determined by Lender, and free rent or other rental concessions shall have been extinguished except as may otherwise be approved in writing by Lender, and such tenants shall not be in default under their Leases;
                    (ix) Borrower shall be demonstrate that the location (including, without limitation, the character and demographics of the market area) of the Proposed Property shall of equal to or superior quality than the Property being released;

                    (x) after giving effect to the substitution of the Proposed Property in the Security Pool, not more than fifty percent (50%) of the aggregate Appraised Values of all Properties (including the Proposed Property) in the Security Pool shall be situated in any single metropolitan area;
                    (xi) the Proposed Property shall meet Lender’s then current environmental, engineering, title/land use, leasing, legal, insurance and other underwriting standards;
                    (xii) the Proposed Property shall be owned in fee simple and shall not consist of any partial interests in a property, including, but not limited to, partnership or joint venture interests;
                    (xiii) to the extent applicable to the Proposed Property, all conditions that Borrowers were obligated to meet and satisfy in connection with the Closing of the Loan and under the Loan Documents, or, if required by Lender, the then-current closing requirements of a prudent institutional lender, shall be satisfied with respect to the Proposed Property, including without limitation, that (i) all Proposed Property Closing Documents (including, without limitation, a Title Policy) and the Closing Certification, shall be satisfactory to Lender and shall create a first priority Lien on the Proposed Property, (ii) Lender receives satisfactory legal opinions from Borrowers’ counsel (including customary opinions required in connection with the closing of a loan), (iii) title to the Proposed Property shall be satisfactory in all respects to Lender, and Lender shall have received a satisfactory survey, (iv) Lender receives evidence that the Proposed Property complies with all applicable governmental requirements, (v) construction of the Proposed Property is complete and in accordance with the plans and specifications therefor, (vi) all bills in connection with such construction have been paid in full, and (vii) Borrowers’ current financial condition shall be reasonably satisfactory to Lender;
                    (xiv) Borrowers shall pay to Lender, at the time of Borrowers’ application for such Substitution, the applicable Processing Fee. One half of such Processing Fee shall be fully earned and non-refundable at the time of Borrowers’ application for the Substitution, and the remainder of such Processing Fee shall be fully earned and non-refundable at the closing of such substitution;
                    (xv) after a Secondary Market Transaction, Lender shall have received, with respect to such Substitution, (A) a Rating Agency Confirmation and (B) if requested by any Rating Agency, a REMIC opinion; and
                    (xvi) prior to a Secondary Market Transaction, the date of the proposed Substitution shall be not be within sixty (60) days of the date of any planned Secondary Market Substitution and after a Secondary Market Transaction, shall be at least sixty (60) days after such Secondary Market Transaction.
               (b) In addition to the satisfaction of the conditions precedent set forth in subsection 4.1(a), Borrowers shall pay, on or before the date on which the applicable Instrument is recorded against the Proposed Property, all third-party, out-of-pocket costs and expenses incurred by Lender in connection with any requested Substitution (including, without limitation, all reasonable legal and accounting fees, all Rating Agency fees and expenses, reasonable appraisal fees, title company fees, documentary stamp taxes, mortgage taxes, intangible taxes, recording and filing fees and costs), but excluding any additional fees, including any fees payable to a servicer of the Loan. Lender shall be entitled to receive, and Borrowers shall be obligated to pay, the entire amount of such third-party, out-of-pocket expenses (including, without limitation, all reasonable legal and accounting fees, reasonable appraisal fees, title company fees, documentary stamp taxes, mortgage taxes, intangible taxes, and recording and filing fees and costs) with respect to a Proposed Property which is (i) withdrawn as a Substitution candidate by any Borrower at any time after such Borrower’s application for such Substitution, or (ii) fails to meet the applicable conditions for Substitution, which amounts shall be paid to Lender within fifteen (15) days after such withdrawal or failure to meet conditions.
               (c) Borrowers understand that the right of Substitution set forth in this Section 4.1 is personal to the original Borrowers and any Permitted Transferee, and no other entities shall have any rights under this Section 4.1, and Borrowers further understand and agree that the right of Substitution set forth in this Section 4.1 shall not be available to any third-party transferee under Section 2.3.
     Section 5. Events of Default.
          5.1 Definition.
     If one or more of the following events shall have occurred and be continuing:
                    (a) Any Borrower shall fail to pay when due any part of the Indebtedness;
                    (b) Subject to subsection 5.4, any Borrower shall fail to timely observe, perform or discharge any Obligation or any material obligations on its part to be performed or observed under any other agreement relating to a Property other than as described in subsections 5.1(a), (c), (d), (e), (f), (g), (h) and (i), and any such failure shall remain unremedied for thirty (30) days or such lesser period as may be otherwise specified in the applicable Loan Document or agreement (the “Grace Period”) after notice to any Borrower of the occurrence of such failure; provided, however, that Lender shall extend the Grace Period up to an additional sixty (60) days (for a total of ninety (90) days from the date of default) if (i) Borrower promptly commences and diligently pursues the cure of such default and delivers (within the Grace Period) to Lender a written request for more time and (ii) Lender determines in good faith that (1) such default cannot reasonably be cured within the Grace Period but can be cured within ninety (90) days after the default, (2) no lien or security interest created by the Loan Documents will be impaired prior to completion of such cure, and (3) Lender’s immediate exercise of any remedies provided hereunder or by law is not necessary for the protection or preservation of any of the Properties or Lender’s lien, security interest or security title;
                    (c) Any Borrower shall fail to timely observe, perform or discharge any provision of any of the Loan Documents, the Environmental Indemnity or the Fraudulent Conveyance Indemnity Agreement, and such failure shall remain unremedied beyond the cure period, if any, specified in the applicable agreement;
                    (d) Default by any Borrower after the expiration of all applicable grace or cure periods under any agreement other than the Loan Documents to which one or more of Borrowers is a party, which agreement relates to the borrowing of money by any Borrower from any Person, and such default has a material adverse effect upon any Borrower’s ability to perform or the value or the operation of a Property, or the security for the Loan;
                    (e) Any representation or warranty made by any Borrower, in, under or pursuant to the Loan Documents was false or misleading in any material respect as of the date on which such representation or warranty was made or deemed remade; provided, however, that if such Borrower remedies the factual circumstances that created such false or misleading representation or warranty within thirty (30) days after the earlier to occur of any Borrower’s discovery of such factual circumstances or Lender’s written notice of such false or misleading representation or warranty, then no Event of Default shall be deemed to exist;
                    (f) Any claim or Lien shall be filed against a Property or any part thereof, whether or not such Lien shall be prior to the Instrument, which shall be maintained for a period of thirty (30) days after any Borrower is made or becomes aware of such claim or Lien without discharge, satisfaction or adequate bonding;
                    (g) Any of the Loan Documents, the Environmental Indemnity or the Fraudulent Conveyance Indemnity Agreement, at any time after their respective execution and delivery and for any reason, other than an act or omission of Lender, shall cease to be in full force and effect or be declared null and void, or shall cease to constitute valid and subsisting liens and/or valid and perfected security interests in and to a Property, or any Borrower shall contest or deny in writing that it has any further liability or obligation under any of the Loan Documents;
                    (h) Guarantor shall breach the Net Worth Covenant contained in the Guaranty; or
                    (i) Borrower shall breach any of its covenants in Section 8.23(a) or Section 8.23(b) or Section 8.23(d) of this Agreement.
THEN and in any such event Lender may, by written notice delivered to any Borrower, declare Borrowers to be in default. Upon the occurrence of such event and the giving of such notice where required, the same shall constitute an event of default (an “Event of Default”).
Notwithstanding anything contained herein to the contrary, to the extent an Event of Default occurs under Section 5.1(a) hereof, Lender shall not exercise its remedies hereunder (except Lender’s right to collect Late Charges (as defined in each Note) and interest at the Default Rate (as defined in each Note)) if Borrower cures such Event of Default within five (5) days of any such Event of Default; provided that Borrower shall only have the right to effectuate such cure once every twelve (12) calendar months.
               5.2 Bankruptcy. It shall also constitute an Event of Default and a bankruptcy default (a “Bankruptcy Default”) hereunder without the requirement of any notice if one or more of the following events shall have occurred and be continuing:
     (a) Any Borrower, or any general partner of any Borrower or any parent company of such partner, or any manager or managing member of any Borrower, or any other direct owner of a Property or any direct interest therein (individually, an “Affected Party”, collectively, the “Affected Parties”), generally fails to pay its debts as they become due or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;
     (b) Any Affected Party commences any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeks to have an order for relief entered against it as debtor, or seeks appointment of a receiver (a “Receiver”), for it or for all or any substantial part of its property (collectively, a “Proceeding”);

     (c) Any Affected Party shall take any action to authorize any of the actions set forth above in Section 5.2(b);
     (d) Any Proceeding is commenced against any Affected Party, and such Proceeding (i) results in an entry of an order for relief against it which is not fully stayed within seven (7) Business Days after the entry thereof, or (ii) remains undismissed for an aggregate of forty-five (45) days (whether or not consecutive); or
     (e) A Receiver shall have been appointed with respect to (i) any Affected Party; or (ii) all or any substantial part of the property of any Affected Party.
          5.3 Acceleration. Upon the occurrence of a Bankruptcy Default, all of the Indebtedness shall become immediately due and payable together with any prepayment fee due in accordance with the terms of the Notes, without presentment, demand, protect or notice of any kind. Upon the occurrence of any other Event of Default, Lender may at any time declare all of the Indebtedness to be due and payable and the same shall thereupon become immediately due and payable, together with any Prepayment Premium due in accordance with the terms of the Notes, without any further presentment, demand, protect or notice of any kind. Upon the occurrence of an Event of Default, Lender may, in its sole discretion, also do any of the following:
               (a) in person, by agent, or by a Receiver, and without regard to the adequacy of security, the solvency of any Borrower or the condition of the Properties, enter upon and take possession of one or more of the Properties, or any part thereof, in its own name and do any acts which Lender deems necessary to preserve the value, marketability or rentability of such Properties; sue for or otherwise collect the rents, issues and profits therefrom, including those past due and unpaid, and apply the same, less costs and expenses of operation and collection, including reasonable attorneys’ fees, against the Indebtedness, all in such order as Lender may determine. The entering upon and taking possession of said property, the collection of such rents, issues and profits and the application thereof as aforesaid shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice;
               (b) commence an action to foreclose (non-judicially or judicially) one or more of the Instruments in the manner provided thereunder or by law;
               (c) with respect to any Personalty (as defined in the applicable Instrument), proceed as to both the real and personal property in accordance with Lender’s rights and remedies in respect of the Property, or proceed to sell said Personalty separately and without regard to the Land in accordance with Lender’s rights and remedies as to personal property;
               (d) deliver to any Borrower a written declaration of default and demand for sale, and a written notice of default and election to cause one or more of the Properties to be sold, which notice Lender shall cause to be duly filed for record.
          5.4 Definition of Materiality in Certain Circumstances. Lender hereby confirms that for purposes of subsection 5.1(b) of this Agreement, an Event of Default shall not exist for any breach of a “non-material obligation.” For purposes of this subsection 5.4, a “non-material obligation” shall mean an agreement the breach of which would not have a material adverse effect upon the business, properties or condition (financial or otherwise) or the operations of Borrowers as a whole, or upon the Security Pool, as a whole.

          5.5 Multiple Obligations. Borrowers understand, acknowledge and agree that each of the Notes is a separate and distinct legal obligation and that the execution of a single Collateral Loan Agreement and references herein to the “Loan” is for purposes of administrative convenience only. Borrowers further understand, acknowledge and agree that the occurrence of an Event of Default under any of the Notes or other Loan Documents shall constitute an Event of Default under all other Notes and other Loan Documents and shall entitle Lender to exercise all of its rights and remedies under all of the Loan Documents, including, without limitation, accelerating the Maturity Date of any or all of the Notes and foreclosing the liens of any or all of the Instruments in such order and manner as Lender may elect in its sole and absolute discretion.
          5.6 Application of Proceeds. In the event of a foreclosure (non-judicial or judicial) of any of the Instruments encumbering any of the Properties, Borrowers agree that Lender shall have full and complete discretion to apply any proceeds from the sale of the applicable Property, after payment of any and all costs of foreclosure, attorneys’ and trustee’s fees, and after satisfaction of the foreclosed obligation (any such remaining proceeds being defined as the “Excess Proceeds”) to the prepayment or repayment (together with applicable Prepayment Premium, if any) of the indebtedness evidenced by any of the other Notes. Borrowers hereby irrevocably assign, transfer and convey to Lender any and all of its right, title and interest in and to the Excess Proceeds and consents to the prepayment or repayment of indebtedness herein above provided. Borrowers hereby waive any right to require Lender to (i) marshal any assets of any Borrower (including, without limitation, the Properties), or (ii) any right to require a sale in inverse order of alienation in the event of foreclosure of the liens and security interests created by the Instruments or any of the other Loan Documents. Following an Event of Default, all proceeds of payment or any other recovery on the collateral for the Loan, including any payment or recovery on any Property, shall be applied to the Indebtedness in such order and manner as Lender may elect in its sole and absolute discretion.
     Section 6. Secondary Market Transactions.
          6.1 General. Borrower hereby acknowledges that Lender may in one or more transactions (a) sell or securitize the Loan or portions thereof in one or more transactions through the issuance of securities, which securities may be rated by the Rating Agencies, (b) sell or otherwise transfer the Loan or any portion thereof one or more times (including selling or assigning its duties, rights or obligations hereunder or under any Loan Document in whole, or in part, to a servicer and/or a trustee), (c) sell participation interests in the Loan one or more times, (d) re-securitize the securities issued in connection with any securitization, (e) further divide the Loan into additional separate notes or components, (f) reallocate a portion of the Loan between the Fixed Rate Notes, and/or (g) reallocate a portion of the Loan between the Floating Rate Notes, (the transactions referred to in clauses (a) through (g) above, each a “Secondary Market Transaction” and collectively “Secondary Market Transactions”). With respect to any Secondary Market Transaction described in clauses (e) – (g) above, (i) such notes and note components may be assigned different principal amounts and interest rates, so long as immediately after the effective date of such modification, the aggregate amount of, and the weighted average of the interest rates payable under, the Loan and such component note(s), equal the outstanding Obligations and weighted average interest rate of the Notes, respectively, immediately prior to such modification, (ii) such notes and note components may be assigned different principal amounts, so long as immediately after the effective date of such modification, the aggregate amount of each of the Fixed Rate Notes and the Floating Rate Notes equal the aggregate amount of each of the Fixed Rate Notes and the Floating Rate Notes, respectively, immediately prior to such modification, (iii) the principal balance of the Fixed A-1 Note shall not be increased to an amount greater than $176,000,000.00 and (iii) Borrower agrees to execute and deliver to Lender such amendments to the Loan Documents, title insurance endorsements, legal opinions and other customary loan documentation as Lender may reasonably require in connection therewith.

          6.2 Borrower Cooperation. Borrower shall execute and deliver to Lender such documents, instruments, certificates, financial statements, assignments and other writings, do such other acts and provide such information, and participate in such meetings and discussions, in each case that are necessary to facilitate the consummation of each Secondary Market Transaction.
          6.3 Financial Statements. Prior to a Secondary Market Transaction, at Lender’s request, Borrower shall deliver the reports, statements, and items required to be delivered pursuant to Section 3.15 of each Instrument within twenty (20) days of the end of any calendar month. Following a Secondary Market Transaction, if requested by Lender, Borrower shall deliver the reports, statements, and items required to be delivered pursuant to Section 3.15 of each Instrument on quarterly basis.
          6.4 Dissemination of Information. If Lender determines at any time to participate in a Secondary Market Transaction, Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such securities (collectively, the “Investors”), any Rating Agency rating such securities, any organization maintaining databases on the underwriting and performance of commercial loans, trustee, counsel, accountant, and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any direct or indirect equity owner of Borrower, any guarantor, any indemnitor and the Property, which shall have been furnished by Borrower any affiliate of Borrower, any guarantor, any indemnitor, or any party to any Loan Document, or otherwise furnished in connection with the Loan, as Lender in its discretion determines necessary or desirable.
          6.5 Change of Due Date. At any time prior to securitization of the Loan by Lender, Lender shall have the right to change the Due Date to a day of the month other than as set forth in the Note (such new date, the “New Due Date”) on thirty (30) days notice to Borrower; provided, however, that any such change in the Due Date: (i) shall not modify the amount of regularly scheduled monthly principal and interest payments, except that the first payment of principal and interest payable on the New Due Date shall be accompanied by interest (as calculated under the Notes) for the period from the Due Date in the month in which the New Due Date first occurs to the New Due Date and (ii) shall extend the Maturity Date to the New Due Date occurring in March 2012.
          6.6 Borrower Indemnification. In connection with any Secondary Market Transaction, Borrower shall indemnify (a) the Indemnified Parties and (b) the party that has filed the registration statement relating to the Secondary Market Transaction (the “Registration Statement”), each of its directors and officers who have signed the Registration Statement and each Person that controls such party within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the party named as depositor in any private placement memorandum and each of its directors and officers who have signed the Registration Statement and each Person that controls such party (collectively, the “Underwriter Group”), for any Losses to which any of them may become subject (i) insofar as the Losses arise out of or are based upon any untrue statement of any material fact made by Borrower or Guarantor with respect to Borrower, its affiliates, Guarantor, the Property, or the Manager, or arise out of or are based upon the omission by Borrower or Guarantor to state therein a material fact required to be stated in order to make such statements, in light of the circumstances under which they were made, not misleading, or (ii) as a result of any untrue statement of material fact in any of the financial statements of Borrower or Guarantor or the failure to include in such financial statements any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, in connection with the foregoing, Borrower agrees to reimburse the Indemnified Party and the Underwriter Group for any legal or other expenses reasonably incurred by the Indemnified Party and the Underwriter Group in connection with investigating or defending the Losses.

          6.7 No Cost to Borrower. Notwithstanding anything to the contrary contained in this Section 6, Lender shall pay all costs and expenses relating to a Secondary Market Transaction, except that Borrower shall pay its own attorney’s fees and costs relating to any such Secondary Market Transaction.
     Section 7. Multi-Borrower and Multi-Property Provisions
          7.1 Use of Terms. All references to “Borrower” in this Agreement shall be deemed to refer to one or more Borrower, as the context requires. All references to “Property” in this Agreement shall be deemed to refer to one or more of the properties identified on Exhibit B, as the context requires. It is the intent of the parties hereto in making any determination under the Loan Documents (including, without limitation, in determining whether (a) a breach of a representation, warranty or a covenant has occurred, (b) there has occurred an Event of Default, and (c) an event has occurred which would create recourse obligations under the Note) that any breach, occurrence or event with respect to any Borrower or Property shall be deemed to be a breach, occurrence or event with respect to all Borrowers and all Properties, and that all Borrowers and/or all Properties need not have been involved with or be the subject of such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Borrower, every Property, and the Loan.
          7.2 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.
               (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Property and in reliance upon the aggregate of the Property taken together being of greater value as collateral security than the sum of each Property taken separately. Borrower agrees that the Instruments are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Instruments shall constitute an Event of Default under each of the other Instruments which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Instrument; (iii) each Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.
               (b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Loan without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Instruments, any equitable right otherwise available to Borrower which would require the separate sale of any portion of the Property or require Lender to exhaust its remedies against any Property or any combination of the Properties before proceeding against any other Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

          7.3 Joint and Several Liability. Each Borrower shall be jointly and severally liable for payment of the Indebtedness and performance of all other obligations of all Borrowers (or any of them) under this Agreement and any other Loan Document.
     Section 8. Miscellaneous.
          8.1 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, any loan document or of the Notes, or consent to any departure by any Borrower therefrom, shall in any event be effective without the written concurrence of Lender and Borrowers. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note and Borrowers. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effective in accordance with this Section 8.1 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes, and, if signed by Borrowers, on Borrowers. In the event of any inconsistency between the terms and conditions of the other Loan Documents and this Agreement, the terms and conditions of this Agreement shall control.
          8.2 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.
          8.3 Notices. Unless otherwise specifically provided herein, any notice, request, demand, consent, approval, direction, agreement, or other communication (any “notice”) required or permitted under this Agreement shall be in writing and shall be validly given if sent by a nationally-recognized courier that obtains receipts, delivered personally by a courier that obtains receipts, or mailed by United States certified mail (with return receipt requested and postage prepaid) addressed to the applicable person as follows:

If to Borrowers:	AMB-SGP California, LLC,
AMB-SGP CIF-California, LLC,
AMB-SGP CIF-I, LLC,
AMB-SGP Docks, LLC,
AMB-SGP Georgia, LLC,
AMB-SGP CIF-Illinois, L.P.,
AMB-SGP TX/IL Sub, LLC
c/o AMB Property Corporation
Pier 1, Bay 1
San Francisco, California 94111
Attention: Gayle P. Starr, Senior Vice President

With a copy of notices sent to Borrowers to:	MORRISON & FOERSTER LLP
755 Page Mill Road
Palo Alto, California 94304
Attention: Philip J. Levine, Esq.

If to Lender:	PRUDENTIAL ASSET RESOURCES
2200 Ross Avenue, Suite 4900 E
Dallas, Texas 75201
Attention: Asset Management — Vice President
Reference Loan Nos. 706 107 030 / 706 107 029 / 706 107 031 / 406 107 028

With a copy of notices sent to Lender to:	PRUDENTIAL MORTGAGE CAPITAL COMPANY, LLC
100 Mulberry Street, 8th Floor
Gateway Center Four
Newark, New Jersey 07102
Attention: General Counsel
Reference Loan Nos. 406 107 028

With a copy of notices sent to Lender to:	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Four Embarcadero Center, Suite 2700
San Francisco, California 94111
Attention: Regional Counsel
Reference Loan Nos. 706 107 030 / 706 107 029 / 706 107 031
Each notice shall be effective upon being so sent, delivered, or mailed, but the time period for response or action shall run from the date of receipt as shown on the delivery receipt. Refusal to accept delivery or the inability to deliver because of a changed address for which no notice was given shall be deemed receipt. Any party may periodically change its address for notice and specify up to two (2) additional addresses for copies by giving the other party at least ten (10) days’ prior written notice.
          8.4 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes.
          8.5 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement and the Notes are cumulative to, and not exclusive of, any rights or remedies otherwise available.
          8.6 Severability. In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
          8.7 Headings. Sections and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
          8.8 Applicable Law. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT TO THE EXTENT SUCH OTHER LOAN DOCUMENT CONTAINS A

CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCE IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
          8.9 Successors and Assigns; Subsequent Holders of Notes. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lender. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Notes, and in the event of such transfer or assignment, the rights and privileges herein conferred upon Lender shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Borrowers’ rights or any interest therein hereunder may not be assigned without the prior written consent of Lender.
          8.10 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. All judicial proceedings arising out of or relating to this Agreement, any Note or other Loan Document or any Obligation may be brought only in any state or Federal court of competent jurisdiction in the State of Texas, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, such Note, such other Loan Document or such Obligation; provided, however, that Lender in its sole discretion shall have the right to commence proceedings with respect to any Collateral Document (and the Note governed by the laws of such state) in the state where the Property secured by such Collateral Document is located. ALL PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING ARISING OUT OR RELATING TO THIS AGREEMENT, ANY NOTE OR ANY OBLIGATION. Each Borrower designates and appoints the Chief Financial Officer of AMB Property, L.P. from time to time, with offices at c/o AMB Property Corporation, Pier 1, Bay 1, San Francisco, California 94111, and such other Persons as may hereafter be selected by each Borrower irrevocably agreeing in writing to so serve, as its agent to receive on its behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by each Borrower to be effective and binding service in any respect. A copy of any such process so served shall be mailed by registered mail to such Borrower at its address provided in Section 8.3 above, except that unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process. If any agent appointed by any Borrower refuses to accept service, each Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lender to bring proceedings against any Borrower in the courts of any other jurisdictions.
          8.11 Counterparts. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.
          8.12 Exhibits and Schedules. The exhibits and schedules annexed hereto are incorporated herein and shall be a part of this Agreement.
          8.13 Confidentiality. Except as set forth in Section 6, each Borrower and Lender shall each use reasonable efforts to keep confidential the terms and conditions of the Loan and not to reveal such terms and conditions to any other Person except for their respective officers, directors, attorneys, accountants, auditors and consultants (each of which shall similarly agree to use such reasonable efforts), the investors in any Borrower, a potential investor (whether by purchase, participation or syndication) in all or a portion of the Loan (and, in connection therewith, to the officers, directors, attorneys, accountants, auditors and consultants of each such potential investor), internal disclosures in connection with its due diligence, or as may otherwise be required by law or applicable regulations governing any Borrower or Lender. In the event any disclosure is made, each Borrower and Lender agree that none of them shall have any liability to the other or to any other person on account of such disclosure. Furthermore, none of the Loan Documents which will be filed or recorded in any public records shall contain any reference, directly or by cross-reference, to the foregoing undertaking. Except as set forth Section 6, any written publicity initiated by Lender with respect to the Loan shall be subject to the approval of Borrowers prior to its release. Notwithstanding the foregoing, with Borrower’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, Lender shall have the right to issue press releases, advertisements and other promotional materials describing the Loan (including the amount and purpose of the Loan) and Lender’s participation in the origination of the Loan or the Loan’s including in any Secondary Market Transaction effectuated or to be effectuated by Lender, provided that nothing herein shall restrict Lender’s rights set forth in Section 6.4.
          8.14 Limited Recourse Liability. The provisions of Paragraphs 8, 9 and 10 of the Notes are incorporated into this Agreement as if such provisions were set forth in their entirety in this Agreement.
          8.15 Leasing Rights of Borrowers. Except in accordance with Paragraph 7(a) of the Assignment of Leases, each Borrower covenants not to do any of the following without the prior written consent of Lender: (i) alter, modify, amend or change the terms of any Lease, or (ii) give any consent or permission or exercise any option required or permitted by the terms of any Lease, or (iii) waive any obligation required to be performed by any lessee under any Lease, or (iv) execute, cancel or terminate any Lease, or (v) accept a surrender of any Lease, or (vi) enter into any Lease after the date hereof.
          8.16 Co-Lenders
               (a) All copies of documents, reports, requests and other delivery obligations of Borrower required hereunder shall be delivered by Borrower to each Co-Lender.
               (b) Following the Closing Date (i) the liabilities of Lender shall be several and not joint, and (ii) neither Co-Lender shall be responsible for the obligations of the other Co-Lender. All indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender.
          8.17 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary which may be contained in this Agreement, Lender and any holder of any note representing all or any portion of the Loan (“Noteholder”) shall have:
               (a) the right to call one annual meeting (at which meeting the Lender and the other Noteholders who have similar rights under this Section 8.17(a) may be permitted to attend, and any Noteholder may attend other meetings at such other times as the Lender or other Noteholders who have similar rights under this Section 8.17(a) may be entitled to have) with Borrower’s management regarding the significant business activities and business and financial developments of the Borrower, provided, however, that such meetings shall not include discussions of environmental compliance programs or disposal of Hazardous Materials (as defined in the Instrument). Consultation meetings should occur at a mutually agreeable time and location; provided that the Borrower shall be under no obligation to follow or implement any advice or recommendations of Lender or any Noteholder at any such meeting. Otherwise, the Borrower shall not be required to hold any other meetings with Lender or any Noteholder unless it demonstrates to the reasonable satisfaction of the Borrower that other times (but not more frequently than quarterly) are required under applicable law after the date of this Agreement for Lender or any Noteholder to maintain its status as a “venture capital operating company” (a “VCOC”) as such term is defined in the U.S. Department of Labor Regulations codified at 29 C.F.R. Section 2510.3-101(d) (the “Plan Asset Regulation”);
               (b) the right, in accordance with the terms of this Agreement, subject to compliance with applicable laws and confidentiality obligations to third parties, to examine the books and records of Borrower at any time upon reasonable notice and to a reasonable extent; provided that the rights granted in this Section 8.17(b) shall be exercised no more than once during any twelve-month period or unless Lender or any Noteholder demonstrates to the reasonable satisfaction of the Borrower that other times are required by applicable law after the date of this Agreement for Lender or any Noteholder to maintain its status as a VCOC; provided further that Lender’s rights under this paragraph shall be at Lender’s cost unless Borrower is otherwise obligated to pay such costs pursuant to the Loan Documents; and
               (c) the right, in accordance with the terms of this Agreement, to receive all financial reports required hereunder; provided, however, the obligation of the Borrower to deliver the materials described in this paragraph shall be deemed satisfied if delivered by the Borrower to the Lender and any Noteholder (it being understood that the Lender and any Noteholder shall be entitled to distribute copies of such materials to each Lender or any Noteholder who have rights under this paragraph).
     The aforementioned consultation rights are intended by Lender and each Noteholder to satisfy the requirement of management rights for purposes of the Department of Labor “plan assets” regulation 29 C.F.R., Section 2510.3-101.
     The rights described in this Section 8.17 may be exercised by Lender, any Noteholder and any Person which is intended to qualify as a VCOC and owns directly or indirectly, substantially all of the interests in Lender or any Noteholder.
          8.18 Note Registration. The Borrowers shall maintain, or cause to be maintained, (i) a copy of each assignment agreement delivered to it and (ii) a registry within the meaning of US Treasury Regulation Section 5(f).103-1(c) (the “Register”), in which it will register the name and address of Lender and the name and address of each assignee of Lender under this Agreement, and the principal amount of the Loans owing to each such Lender pursuant to the terms hereof and each Assignment Agreement. The Borrowers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary or any notation of ownership or other writing or any Note. The Register shall be available for inspection by any Lender at the Borrowers’ principal place of business, at any reasonable time and from time to time, upon reasonable prior notice.
          8.19 Lender Discretion. The Junior Lender shall make all determinations under Section 3 and Section 4, provided that the Junior Lender’s determinations pursuant to Section 3 and Section 4 shall be subject to confirmation by the Senior Lender. The Junior Lender shall be reasonable in making all determinations under Section 3 or Section 4 of this Agreement acting as it would for similar loans serviced for its own account; notwithstanding the foregoing, to the extent required by Lender’s REMIC counsel, any co-lender agreement, any pooling and servicing agreement or any similar agreement entered into in connection with a Secondary Market Transaction, Lender’s determinations shall be reasonable acting as would a reasonably prudent lender servicing, for its own account, commercial mortgage loans similar to the Loan, in locations similar to those of the Properties.
          8.20 Further Assurances. Borrower shall execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to (a) evidence, preserve and/or protect the Property at any time securing or intended to secure the Indebtedness, and/or (b) enable Lender to perfect, exercise and enforce Lender’s rights and remedies under any Loan Document, as Lender shall reasonably require from time to time.
          8.21 Assignment of Loan Documents. If the entire outstanding Obligations are repaid or prepaid in accordance with the Loan Documents, upon not less than thirty (30) days written notice to Lender by Borrower and provided that the Loan Documents continue to secure a bona fide obligation of Borrower, Lender agrees, in lieu of a release of any portion of the Property from the lien of the Instruments pursuant to this Agreement, to assign the Note, the Instruments and the other Loan Documents, all without recourse, covenant or warranty of any nature, express or implied, to any party designated by Borrower (other than Borrower, an affiliate of Borrower or a nominee of Borrower) provided that Borrower shall have first caused the same to be purchased (in the event of a prepayment) for an amount equal to the outstanding Obligations (including, without limitation, all unpaid principal, interest and any prepayment penalty or premium due). In addition, any such assignment shall be conditioned on the following: (a) payment by Borrower of (i) Lender’s reasonable fees and an administrative fee for processing assignments of mortgages; (ii) the reasonable expenses of Lender incurred in connection therewith; and (iii) Lender’s reasonable attorney’s fees for the preparation, delivery and performance of such an assignment; (b) if applicable, Borrower shall have caused the delivery of an executed Statement of Oath under Section 275 of the New York Real Property Law; (c) such an assignment is not then prohibited by any federal, state or local law, rule, regulation, order, or by any other governmental authority; and (d) Borrower shall provide such other items, information and documents reasonably necessary in the determination of Lender to effectuate such assignment. Borrower shall be responsible for all taxes, recording fees and other charges payable in connection with any such assignments.
          8.22 Lender Statement of Loan Information. Lender hereby agrees to execute and deliver to Borrower, within fifteen (15) business days after a written request therefor, which request shall be limited to one time per any twelve (12) month period, a statement confirming the outstanding principal amount of each Note, the rate of interest payable under each Note and whether, to Lender’s knowledge, there are any modifications to the Loan Documents.
          8.23 Additional Covenants.
               (a) Unisource Lease Termination. Borrower hereby covenants to terminate or cause the termination of the Unisource Lease and any right of first offer, right of first refusal, purchase option, right to receive any “Offer to Purchase”, and any similar provision, contained therein by February 15, 2007.
               (b) Additional Unisource Lease Covenant. Borrower hereby covenants not to take any action which could give rise to an obligation on behalf of Borrower to deliver an “Offer to Purchase” (as defined in the Unisource Lease) to the tenant under the Unisource Lease.
               (c) Cash Management. Borrower shall comply and cause Manager and each of their respective affiliates to comply with the terms and provisions of the Cash Management Agreement.

               (d) Intentionally Omitted.
     Section 9. Prepayment. Borrower shall not be permitted at any time to prepay all or any part of the Loan except as expressly provided in this Section 9. No principal amount repaid may be reborrowed. Any capitalized terms used in this Section 9 and not defined in this Agreement shall have their respective meanings ascribed to them in the applicable Note.
          9.1 Additional Defined Terms.
               (a) The “Discount Rate” is the rate which, when compounded monthly, is: (i) in the case of the Fixed A-1 Note, equivalent to the Treasury Rate (defined below), when compounded semi-annually and (ii) in the case of the Fixed B-1 Note, equivalent to the Treasury Rate (defined below) plus 50 basis points, when compounded semi-annually.
               (b) The “Treasury Rate” is the semi-annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of the Loan, for the week prior to the prepayment date, as reported in Federal Reserve Statistical Release H.15 — Selected Interest Rates, conclusively determined by Lender (absent a clear mathematical calculation error) on the prepayment date. The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. If Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.
          9.2 Fixed A-1 Note.
               (a) The Fixed A-1 Note may be prepaid, commencing on February 14, 2009, in whole or in part, upon at least thirty (30) days’ (but not more than ninety (90) days’) prior written notice to Lender and upon payment of all accrued interest (and other amounts due under the Fixed A-1 Note) and a prepayment premium (“Fixed A-1 Prepayment Premium”) equal to the greater of (1) the product of (a) one percent (1%) of the principal amount being prepaid multiplied by (b) the quotient of (i) the number of full months remaining until the Maturity Date divided by (ii) the number of full months comprising the term of the Loan, or (2) the Present Value of the Fixed A-1 Note (defined below) less the amount of principal and accrued interest (if any) being prepaid, calculated as of the prepayment date. The Fixed A-1 Prepayment Premium shall be due and payable, except as provided in this Agreement, the Instrument, or as limited by law, upon any prepayment of the Fixed A-1 Note, whether voluntary or involuntary, and Lender shall not be obligated to accept any prepayment of the Fixed A-1 Note unless it is accompanied by the Fixed A-1 Prepayment Premium (if any), all accrued interest and all other amounts due under the Fixed A-1 Note. Lender shall notify Borrower of the amount and calculation of the Fixed A-1 Prepayment Premium. Borrower agrees that (a) Lender shall not be obligated to actually reinvest the amount prepaid in any Treasury obligation and (b) the Fixed A-1 Prepayment Premium is directly related to the damages that Lender will suffer as a result of the prepayment. The “Present Value of the Fixed A-1 Note” shall be determined by discounting all scheduled payments remaining to the Maturity Date attributable to the amount being prepaid at the Discount Rate (defined above); provided that if the prepayment occurs on a date other than a Due Date, the actual number of days remaining from the date of prepayment to the next Due Date will be used to discount within such period. If any such prepayment is not made on a Due Date, Borrower shall also pay to Lender interest calculated at the Note Rate that would have accrued on such amount of the Balance prepaid through and excluding the subsequent Due Date.
               (b) Notwithstanding the foregoing, the Fixed A-1 Note may be prepaid, commencing on September 14, 2011, in an amount, which together with all other amounts prepaid on the Fixed A-1 Note on or after September 14, 2011, does not exceed one-half (1/2) of the principal balance of the Fixed A-1 Note on September 14, 2011, upon at least thirty (30) days’ prior written notice to Lender and upon payment of all accrued interest (and other amounts due under the Fixed A-1 Note, but there shall be no Fixed A-1 Prepayment Premium assessed against Borrower by reason of such prepayment). If any such prepayment is not made on a Due Date, Borrower shall also pay to Lender interest calculated at the Note Rate that would have accrued on such amount of the Balance prepaid through and excluding the subsequent Due Date.
               (c) Notwithstanding the foregoing, commencing on January 14, 2012, Borrower may prepay the Fixed A-1 Note, in whole or in part, upon at least thirty (30) days’ prior written notice to Lender and upon payment of all accrued interest (and other amounts due under the Fixed A-1 Note, but there shall be no Fixed A-1 Prepayment Premium assessed against Borrower by reason of such prepayment). If any such prepayment is not made on a Due Date, Borrower shall also pay to Lender interest calculated at the Note Rate that would have accrued on such amount of the Balance prepaid through and excluding the subsequent Due Date.
               (d) Notwithstanding the foregoing, in connection with any prepayment resulting from Lender applying insurance or condemnation proceeds to reduce the outstanding principal balance of the Fixed A-1 Note as provided in the Loan Documents, so long as no Event of Default has occurred, no Fixed A-1 Prepayment Premium shall be due. No notice of prepayment shall be required under the circumstance specified in the preceding sentence.
          9.3 Fixed B-1 Note.
               (a) The Fixed B-1 Note may be prepaid, commencing on February 14, 2009, in whole or in part, upon at least thirty (30) days’ (but not more than ninety (90) days’) prior written notice to Lender and upon payment of all accrued interest (and other amounts due under the Fixed B-1 Note) and prepayment premium (“Fixed B-1 Prepayment Premium”) equal to the greater of (1) the product of (a) one percent (1%) of the principal amount being prepaid multiplied by (b) the quotient of (i) the number of full months remaining until the Maturity Date divided by (ii) the number of full months comprising the term of the Loan, or (2) the Present Value of the Fixed B-1 Note (defined below) less the amount of principal and accrued interest (if any) being prepaid, calculated as of the prepayment date. The Fixed B-1 Prepayment Premium shall be due and payable, except as provided in this Agreement, the Instrument, or as limited by law, upon any prepayment of the Fixed B-1 Note, whether voluntary or involuntary, and Lender shall not be obligated to accept any prepayment of the Fixed B-1 Note unless it is accompanied by the Fixed B-1 Prepayment Premium (if any), all accrued interest and all other amounts due under the Fixed B-1 Note. Lender shall notify Borrower of the amount and calculation of the Fixed B-1 Prepayment Premium. Borrower agrees that (a) Lender shall not be obligated to actually reinvest the amount prepaid in any Treasury obligation and (b) the Fixed B-1 Prepayment Premium is directly related to the damages that Lender will suffer as a result of the prepayment. The “Present Value of the Fixed B-1 Note” shall be determined by discounting all scheduled payments remaining to the Maturity Date attributable to the amount being prepaid at the Discount Rate (defined above); provided that if the prepayment occurs on a date other than a Due Date, the actual number of days remaining from the date of prepayment to the next Due Date will be used to discount within such period.
               (b) Notwithstanding the foregoing, the Fixed B-1 Note may be prepaid, commencing on September 14, 2011, in an amount, which together with all other amounts prepaid on the Fixed B-1 Note or after September 14, 2011, does not exceed one-half (1/2) of the principal balance of the Fixed B-1 Note on September 14, 2011, upon at least thirty (30) days’ prior written notice to Lender and upon payment of all accrued interest (and other amounts due under the Fixed B-1 Note, but there shall be no Fixed B-1 Prepayment Premium assessed against Borrower by reason of such prepayment).

               (c) Notwithstanding the foregoing, commencing on January 14, 2012, Borrower may prepay the Fixed B-1 Note, in whole or in part, upon at least thirty (30) days’ prior written notice to Lender and upon payment of all accrued interest (and other amounts due under the Fixed B-1 Note, but there shall be no Fixed B-1 Prepayment Premium assessed against Borrower by reason of such prepayment).
               (d) Notwithstanding the foregoing, in connection with any prepayment resulting from Lender applying insurance or condemnation proceeds to reduce the outstanding principal balance of the Fixed B-1 Note as provided in the Loan Documents, so long as no Event of Default has occurred, no Fixed B-1 Prepayment Premium shall be due. No notice of prepayment shall be required under the circumstance specified in the preceding sentence.
     9.4 Floating A-2 Note.
               (a) Commencing on August 14, 2007, the Floating A-2 Note may be prepaid, in whole or in part, provided that:
                    (i) written notice of such prepayment is received by Lender not less than thirty (30) days or more than ninety (90) days prior to the date of such prepayment, which notice, once given, shall be irrevocable;
                    (ii) Borrower pays in full (A) all accrued interest and all other sums due under the Floating A-2 Note, (B) all actual out-of-pocket costs incurred by Lender in connection with such prepayment, and (C) if and to the extent that the Reference Rate is then applicable in respect of the Floating A-2 Note, any prepayment of the Floating A-2 Note shall not be made other than on a Due Date unless such prepayment is accompanied by the payment of a prepayment fee (the “Floating A-2 Breakage Fee”) in an amount equal to the applicable Interest Compensation Sum (if any); provided, however, that Lender shall not have any obligation to cancel any contract that Lender or the Treasury Department of Lender may have entered into in order to obtain the Reference Rate prior to the maturity of such contract, and provided further that the amount due as the Floating A-2 Breakage Fee shall be without duplication to amounts owed pursuant to Paragraph 1(a)(v) of the Floating A-2 Note;
                    (iii) Borrower pays a prepayment premium (the “Floating A-2 Prepayment Premium”), which Floating A-2 Prepayment Premium shall be (A) in addition to the outstanding principal balance of the Floating A-2 Note, accrued interest due under the Floating A-2 Note, and any Floating A-2 Breakage Fee under the Floating A-2 Note, and (B) calculated as follows:

Date	Floating A-2 Prepayment Premium

On or after August 14, 2007 but prior to February 14, 2009	Floating A-2 Spread Maintenance

On or after February 14, 2009	Zero
     “Floating A-2 Spread Maintenance” shall mean an amount equal to the product of (i) eighty-one hundredths of one percent (0.81%), (ii) the principal amount of the Floating A-2 Note being prepaid,

and (iii) a fraction whose numerator is (a) the number of days remaining from the date of prepayment to but excluding February 14, 2009 and whose denominator is (b) 365.
               (b) Notwithstanding the foregoing, (i) no Floating A-2 Prepayment Premium shall be due if the Floating A-2 Note is prepaid, in whole or in part, on or after February 14, 2009, and (ii) if Lender has reasonably determined that any amounts will actually become payable by Borrower pursuant to Paragraph 1(a)(iv) or Paragraph 1(a)(v) of the Floating A-2 Note, then Borrower shall be entitled to prepay the Floating A-2 Note in its entirety without payment of any Floating A-2 Prepayment Premium within ninety (90) days after written notification thereof from Lender.
               (c) All sums payable pursuant to Section 9.4(a) above shall also be due and payable by Borrower upon demand in the event of any involuntary prepayments or any acceleration of the Floating A-2 Note or any indebtedness secured by the Instrument, unless no Event of Default has occurred and the prepayment results from a condemnation or casualty loss. In the event that any Floating A-2 Breakage Fee is due hereunder, Lender shall deliver to Borrower a statement setting forth the amount and determination of the Floating A-2 Breakage Fee, and, provided that Lender shall have in good faith applied the applicable formula, Borrower shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error. Lender shall not be obligated or required to have actually reinvested the prepaid principal balance as a condition to receiving the Floating A-2 Breakage Fee. In addition to the aforesaid Floating A-2 Breakage Fee and without waiving any prepayment condition, if, upon any such prepayment, the aforesaid prior written notice has not been timely received by Lender, and the prepayment is accepted by Lender, the Floating A-2 Breakage Fee shall be increased by an amount equal to the lesser of (i) thirty (30) days’ unearned interest computed on the outstanding principal balance of the Floating A-2 Note so prepaid and (ii) unearned interest computed on the outstanding principal balance of the Floating A-2 Note so prepaid for the period from, and including, the date of prepayment through the otherwise stated Maturity Date of the Floating A-2 Note.
               (d) Except as otherwise expressly provided in Sections 9.4(a) and 9.4(b) above, the Floating A-2 Breakage Fee provided above shall be due, to the extent permitted by applicable law, under any and all circumstances where all or any portion of the Floating A-2 Note is paid prior to the Maturity Date, whether such prepayment is voluntary or involuntary, even if such prepayment results from Lender’s exercise of its rights upon Borrower’s default and acceleration of the Maturity of the Floating A-2 Note (irrespective of whether foreclosure proceedings have been commenced), and shall be in addition to any other sums due hereunder or under any of the other Loan Documents. No tender of a prepayment of the Floating A-2 Note with respect to which a Floating A-2 Breakage Fee or other prepayment fee or reimbursement of costs is due shall be effective unless such prepayment is accompanied by the applicable Floating A-2 Breakage Fee, prepayment fee or cost reimbursement (if any).
               (e) Notwithstanding the foregoing, in connection with any prepayment resulting from Lender applying insurance or condemnation proceeds to reduce the outstanding principal balance of the Floating A-2 Note as provided in the Loan Documents, so long as no Event of Default has occurred, no Floating A-2 Prepayment Premium shall be due. No notice of prepayment shall be required under the circumstance specified in the preceding sentence.
     9.5 Floating B-2 Note.
               (a) Commencing on August 14, 2007, the Floating B-2 Note may be prepaid, in whole or in part, provided that:

                    (i) written notice of such prepayment is received by Lender not less than thirty (30) days or more than ninety (90) days prior to the date of such prepayment, which notice, once given, shall be irrevocable;
                    (ii) Borrower pays in full (A) all accrued interest and all other sums due under the Floating B-2 Note, (B) all actual out-of-pocket costs incurred by Lender in connection with such prepayment, and (C) if and to the extent that the Reference Rate is then applicable in respect of the Floating B-2 Note, any prepayment of the Floating B-2 Note shall not be made other than on a Due Date unless such prepayment is accompanied by the payment of a prepayment fee (the “Floating B-2 Breakage Fee”) in an amount equal to the applicable Interest Compensation Sum (if any); provided, however, that Lender shall not have any obligation to cancel any contract that Lender or the Treasury Department of Lender may have entered into in order to obtain the Reference Rate prior to the maturity of such contract, and provided further that the amount due as the Floating B-2 Breakage Fee shall be without duplication to amounts owed pursuant to Paragraph 1(a)(v) of the Floating B-2 Note;
                    (iii) Borrower pays a prepayment premium (the “Floating B-2 Prepayment Premium”), which Floating B-2 Prepayment Premium shall be (A) in addition to the outstanding principal balance of the Floating B-2 Note, accrued interest due under the Floating B-2 Note, and any Floating B-2 Breakage Fee under the Floating B-2 Note, and (B) calculated as follows:

Date	Floating B-2 Prepayment Premium

On or after August 14, 2007 but prior to February 14, 2009	Floating B-2 Spread Maintenance

On or after February 14, 2009	Zero
     “Floating B-2 Spread Maintenance” shall mean an amount equal to the product of (i) one and thirty-five hundredths of one percent (1.35%), (ii) the principal amount of the Floating B-2 Note being prepaid, and (iii) a fraction whose numerator is (a) the number of days remaining from the date of prepayment to but excluding February 14, 2009 and whose denominator is (b) 365.
               (b) Notwithstanding the foregoing, (i) no Floating B-2 Prepayment Premium shall be due if the Floating B-2 Note is prepaid, in whole or in part, on or after February 14, 2009, and (ii) if Lender has reasonably determined that any amounts will actually become payable by Borrower pursuant to Paragraph 1(a)(iv) or Paragraph 1(a)(v) of the Floating B-2 Note, then Borrower shall be entitled to prepay the Floating B-2 Note in its entirety without payment of any Floating B-2 Prepayment Premium within ninety (90) days after written notification thereof from Lender.
               (c) All sums payable pursuant to Section 9.5(a) above shall also be due and payable by Borrower upon demand in the event of any involuntary prepayments or any acceleration of the Floating B-2 Note or any indebtedness secured by the Instrument, unless no Event of Default has occurred and the prepayment results from a condemnation or casualty loss. In the event that any Floating B-2 Breakage Fee is due hereunder, Lender shall deliver to Borrower a statement setting forth the amount and determination of the Floating B-2 Breakage Fee, and, provided that Lender shall have in good faith applied the applicable formula, Borrower shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error. Lender shall not be obligated or required to have actually reinvested the prepaid principal balance as a condition to receiving the Floating B-2 Breakage Fee. In addition to the aforesaid Floating B-2 Breakage Fee and without waiving any prepayment condition, if, upon any such prepayment, the aforesaid prior written notice has not been timely received by Lender, and the prepayment is accepted by Lender, the Floating B-2 Breakage Fee shall be increased by an amount equal to the lesser of (i) thirty (30) days’ unearned interest computed on the outstanding principal balance of the Floating B-2 Note so prepaid and (ii) unearned interest computed on the outstanding principal balance of the Floating B-2 Note so prepaid for the period from, and including, the date of prepayment through the otherwise stated Maturity Date of the Floating B-2 Note.
               (d) Except as otherwise expressly provided in Sections 9.5(a) and 9.5(b) above, the Floating B-2 Breakage Fee provided above shall be due, to the extent permitted by applicable law, under any and all circumstances where all or any portion of the Floating B-2 Note is paid prior to the Maturity Date, whether such prepayment is voluntary or involuntary, even if such prepayment results from Lender’s exercise of its rights upon Borrower’s default and acceleration of the Maturity of the Floating B-2 Note (irrespective of whether foreclosure proceedings have been commenced), and shall be in addition to any other sums due hereunder or under any of the other Loan Documents. No tender of a prepayment of the Floating B-2 Note with respect to which a Floating B-2 Breakage Fee or other prepayment fee or reimbursement of costs is due shall be effective unless such prepayment is accompanied by the applicable Floating B-2 Breakage Fee, prepayment fee or cost reimbursement (if any).
               (e) Notwithstanding the foregoing, in connection with any prepayment resulting from Lender applying insurance or condemnation proceeds to reduce the outstanding principal balance of the Floating B-2 Note as provided in the Loan Documents, so long as no Event of Default has occurred, no Floating B-2 Prepayment Premium shall be due. No notice of prepayment shall be required under the circumstance specified in the preceding sentence.
          9.6 Application of Prepayments.
               (a) The prepayments shall be applied in such order as Lender shall determine; provided, however, that so long as no Event of Default has occurred, Borrower shall have the right, in its sole discretion, to determine the allocation of prepayments between (i) the Floating Rate Notes and (ii) the Fixed Rate Notes; provided further that (i) payments allocated to the Floating Rate Notes shall be applied pro rata to each of the Floating Rate Notes based on their outstanding principal balance and (ii) payments allocated to the Fixed Rate Notes shall be applied pro rata to each of the Fixed Rate Notes based on their outstanding principal balance. Notwithstanding the foregoing to the contrary, no prepayment shall be permitted under this Section 9.6 if not otherwise permitted pursuant to Sections 9.1 — 9.5.
     Section 10. Insurance.
          10.1 Property and Time Element Insurance. Borrower shall keep the Property insured for the benefit of Borrower and Lender (with Lender named as mortgagee) by (i) an “all risk” property insurance policy with an agreed amount endorsement for Full Replacement Cost (defined below) without any coinsurance provisions or penalties, or the broadest, subject to the limitations on terrorism and earthquake coverage set forth in this Section 10.1, all-risks of direct physical loss form of coverage commercially available, in an amount sufficient to prevent Lender from ever becoming a coinsurer under the policy or Laws (as defined each Instrument), and with a deductible not to exceed Fifty Thousand Dollars ($50,000.00); provided, however that so long as the original Borrower or a Permitted

Transferee shall own the Property, such “all-risk” policy may have either (A) a deductible not to exceed Two Hundred and Fifty Thousand Dollars ($250,000.00) or (B) industry standard percentage deductibles (not in excess of ten percent) for loss arising from catastrophic perils including earthquake, flood, windstorm and other natural phenomenon; (ii) a policy or endorsement insuring against acts of terrorism, (provided however, for so long as the Property is owned by the original Borrower or a Permitted Transferee, if the Terrorism Risk Insurance Act of 2002, Public Law 107-297 is no longer in effect, in no event shall Borrower be obligated to spend an amount in excess of $215,000.00 per annum (such amount is hereinafter, the “Terrorism Cost Cap”) and provided further in the event that the cost to Borrower to maintain the terrorism insurance described in this Section 10.1 (together with the terrorism insurance described in Section 10.2) exceeds the Terrorism Cost Cap per annum, Borrower shall maintain so much terrorism insurance described in this Section 10.1 and Section 10.2 as can be maintained for the Terrorism Cost Cap per annum); (iii) [INTENTIONALLY DELETED]; (iv) a policy or endorsement providing business income insurance (including business interruption insurance, extra expense insurance or rent insurance) on an actual loss sustained basis in an amount equal to at least one (1) year’s total income from the Property including all rents plus all other pro forma rental annual income such as percentage rent and tenant reimbursements of fixed and continuing operating expenses; (v) a policy or endorsement insuring against damage by flood if the Property is located in a Special Flood Hazard Area identified by the Federal Emergency Management Agency or any successor or related government agency as a 100 year flood plain currently classified as Flood Insurance Rate Map Zones “A”, “AO”, “AH”, “A1-A30”, “AE”, “A99”, “V”, “V1-V30”, and “VE”, under which flood insurance has been made available under the Flood Acts, in an amount equal to the lesser of (1) the Allocable Loan Amount (as defined in the Loan Agreement) with respect to the Property or (2) the maximum limit of coverage available for the Property under the Flood Acts; (vi) a policy or endorsement covering against damage or loss from (A) sprinkler system leakage and (B) boilers, boiler tanks, HVAC systems, heating and air-conditioning equipment, pressure vessels, auxiliary piping, and similar apparatus, in the amount reasonably required by Lender; (vii) during the period of any construction, repair, restoration, or replacement of the Property, a standard builder’s risk policy with extended coverage (or its equivalent) in an amount at least equal to the Full Replacement Cost of such Property, and worker’s compensation, in statutory amounts; and (viii) a policy or endorsement covering against damage or loss by earthquake and other natural phenomenon in the amounts reasonably required by Lender, if other institutional owners of real property customarily carry insurance against damage or loss by earthquake for properties which are similar in kind and similarly situated to the Property (provided that, notwithstanding the foregoing, Borrower shall be required to maintain earthquake insurance in amounts reasonably required by Lender with respect to each Earthquake Building (as defined below) for which Borrower has not (i) completed the seismic work identified in the Post Closing Obligations Letter and (ii) delivered a PML report in form and substance reasonably acceptable to Lender reflecting a PML of less than or equal to twenty percent (20%)). “Full Replacement Cost” shall mean the one hundred percent (100%) replacement cost of the Property, without allowance for depreciation and exclusive of the cost of excavations, foundations, footings, and value of land, and shall be subject to verification by Lender. Full Replacement Cost will be determined, at Borrower’s expense, periodically (but at least five (5) business days prior to policy expiration or renewal) by the insurance company or an appraiser, engineer, architect, or contractor approved by said company and Lender. “Earthquake Building” shall mean each of (i) 20640 — 20810 Fordyce Avenue at the Property known as Carson, (ii) 48366 Milmont Ave at the Property known as Milmont Page Business Center, (iii) 48340 Milmont Ave at the Property known as Milmont Page Business Center, (iv) 48438 Milmont Ave. at the Property known as Milmont Page Business Center, (v) 2960 — 2976 Alvarado Street at the Property known as Alvarado Business Center, and (vi) 2992 — 2998 Alvarado Street at the Property known as Alvarado Business Center.
          10.2 Liability and Other Insurance. Borrower shall maintain commercial general liability insurance with per occurrence limits of $1,000,000, a products/completed operations limit of $2,000,000, and a general aggregate limit of $2,000,000, with an excess/umbrella liability policy of not less than $10,000,000 per occurrence and annual aggregate covering Borrower, as direct insured, with Lender named as an additional insured, against claims for bodily injury or death or property damage occurring in, upon, or about the Property. In addition to any other requirements, such commercial general liability and excess/umbrella liability insurance shall provide insurance against acts of terrorism (provided that, for so long as the Property is owned by the original Borrower or a Permitted Transferee, such terrorism insurance together with the terrorism insurance required under Section 10.1 hereof shall not exceed the Terrorism Cost Cap per annum and provided further in the event that the cost to Borrower to maintain the terrorism insurance described in this Section 10.2 together with the terrorism insurance described in Section 10.1 exceeds the Terrorism Cost Cap per annum, Borrower shall maintain so much terrorism insurance described in Section 10.1 and Section 10.2 as can be maintained for the Terrorism Cost Cap per annum), or such coverage shall be provided by separate policies or endorsements. The insurance policies shall also include operations and blanket contractual liability coverage which insures contractual liability under the indemnifications set forth in Section 8.02 of the Instruments (but such coverage or the amount thereof shall in no way limit such indemnifications). Upon request, Borrower shall also carry additional insurance or additional amounts of insurance covering Borrower or the Property as Lender shall reasonably require.
          10.3 Form of Policy. All insurance required under this Section 10 shall be fully paid for, non-assessable, and the policies shall contain such provisions and endorsements as Lender shall reasonably require. The policies shall be issued by insurance companies authorized to do business in the states of each Property State (as defined in each Instrument), approved by Lender, and must have and maintain (i) a current financial strength rating of “A-, VIII” (or higher) from A.M. Best or equivalent (or if a rating by A.M. Best is no longer available, a similar rating from a similar or successor service) and (ii) a claims paying ability of “A” or better by at least two of the Rating Agencies one of which shall be Standard & Poor’s; provided that if the required insurance is issued by a syndicate of insurers, if (1) there are 4 or fewer members of the syndicate, at least seventy-five (75%) of the coverage will be provided by insurers having a claims paying ability rating by Standard & Poor’s not lower than “A-” and the balance of the coverage is, in each case, with insurers having a claims paying ability rating by Standard & Poor’s of not lower than “BBB” or (2) there are 5 or more members of the syndicate, at least sixty (60%) of the coverage will be provided by insurers having a claims paying ability rating by Standard & Poor’s not lower than “A-” and the balance of the coverage is, in each case, with insurers having a claims paying ability rating by Standard & Poor’s of not lower than “BBB”; provided further that in each of the foregoing clauses (1) or (2), the first loss risk is borne by the insurers having a claims paying rating by Standard & Poor’s of not lower than “A-”. Notwithstanding the foregoing in the preceding sentence, the insurance policies in place on the date hereof which have been reviewed and approved by Lender are acceptable; provided that such approval shall not extend to any replacement or renewal insurance policy (unless the insurer with respect to each portion of such replacement or renewal policy has a Standard & Poor’s claims paying rating which is equal to or greater than that of the current insurer’s current Standard & Poor’s claims paying rating with respect to such portion) or to any insurance policy which is issued by an insurance company whose claims paying ability is downgraded after the date hereof. In addition, all policies shall (i) include a standard mortgagee clause, without contribution, in the name of Lender, (ii) provide that they shall not be canceled, amended, or materially altered (including reduction in the scope or limits of coverage) without at least thirty (30) days’ prior written notice to Lender except in the event of cancellation for non-payment of premium, in which case only ten (10) days’ prior written notice will be given to Lender, and (iii) include a waiver of subrogation clause substantially equivalent to the following: “The Company may require from the Insured an assignment of all rights of recovery against any party for loss to the extent that payment therefor is made by the Company, but the Company shall not acquire any rights of recovery which the Insured has expressly waived prior to loss, nor shall such waiver affect the Insured’s rights under this policy.”

          10.4 Original Policies. Borrower shall deliver to Lender (i) original or certified copies of all policies (and renewals) required under this Section 10 and (ii) receipts evidencing payment of all premiums on such policies (or letter evidencing payment from an authorized agent) and evidence of policy renewal (or evidence of substitute coverage) at least five (5) days prior to policy expiration. If original and renewal policies are unavailable or if coverage is under a blanket policy, Borrower shall deliver duplicate originals, or, if unavailable, original ACORD 27 and ACORD 25-S certificates (or equivalent certificates) evidencing that such policies are in full force and effect together with certified copies of the original primary policies once issued by the insurance carrier.
          10.5 General Provisions. Borrower shall not carry separate or additional insurance concurrent in form or contributing in the event of loss with that required under this Section 10 unless endorsed in favor of Lender as per this Section 10 and approved by Lender in all respects. In the event of foreclosure of this Instrument or other transfer of title or assignment of the Property in extinguishment, in whole or in part, of the Obligations, all right, title, and interest of Borrower in and to all policies of insurance then in force regarding the Property and all proceeds payable thereunder and unearned premiums thereon shall immediately vest in the purchaser or other transferee of the Property. No approval by Lender of any insurer shall be construed to be a representation, certification, or warranty of its solvency. No approval by Lender as to the amount, type, or form of any insurance shall be construed to be a representation, certification, or warranty of its sufficiency. Borrower shall comply with all insurance requirements and shall not cause or permit any condition to exist which would be prohibited by any insurance requirement or would invalidate the insurance coverage on the Property.
          10.6 Waiver of Subrogation. Borrower and Lender each waive and release the other from any and all liability or responsibility to the other or anyone claiming by, through or under them by way of subrogation or otherwise for any liability or loss resulting from or relating to any damage to the Property caused by fire or any other casualty, even if such fire or other casualty shall have been caused by the fault or negligence of the other party or anyone for whom such party may be responsible.
[Signature pages follow]

     IN WITNESS WHEREOF, this Agreement has been duly executed by a duly authorized officer of each of Borrower and Lender as of the date first above written.

BORROWERS:

AMB-SGP CALIFORNIA, LLC,
a Delaware limited liability company

By:	AMB-SGP Operating Partnership, a Delaware limited
partnership, its sole member

By:	AMB Property, L.P., a Delaware limited
partnership, its general partner

By:	AMB Property Corporation,
a Maryland corporation, its general partner

By:	/s/ Gayle P. Starr

Name: Gayle P. Starr
Title: Senior Vice President

AMB-SGP CIF-CALIFORNIA, LLC,
a Delaware limited liability company

By:	AMB-SGP Operating Partnership, a Delaware limited
partnership, its sole member

By:	AMB Property, L.P., a Delaware limited
partnership, its general partner

By:	AMB Property Corporation,
a Maryland corporation, its general partner

By:	/s/ Gayle P. Starr

Name: Gayle P. Starr
Title: Senior Vice President

AMB-SGP CIF-I, LLC,
a Delaware limited liability company

By:	AMB-SGP Operating Partnership, a Delaware limited
partnership, its sole member

By:	AMB Property, L.P., a Delaware limited
partnership, its general partner

By:	AMB Property Corporation,
a Maryland corporation, its general partner

By:	/s/ Gayle P. Starr

Name: Gayle P. Starr
Title: Senior Vice President

AMB-SGP DOCKS, LLC,
a Delaware limited liability company

By:	AMB-SGP Operating Partnership, a Delaware limited
partnership, its sole member

By:	AMB Property, L.P., a Delaware limited
partnership, its general partner

By:	AMB Property Corporation,
a Maryland corporation, its general partner

By:	/s/ Gayle P. Starr

Name: Gayle P. Starr
Title: Senior Vice President

AMB-SGP GEORGIA, LLC,
a Delaware limited liability company

By:	AMB-SGP Operating Partnership, a Delaware limited
partnership, its sole member

By:	AMB Property, L.P., a Delaware limited
partnership, its general partner

By:	AMB Property Corporation,
a Maryland corporation, its general partner

By:	/s/ Gayle P. Starr

Name: Gayle P. Starr
Title: Senior Vice President

AMB-SGP CIF-ILLINOIS, L.P.,
a Delaware limited partnership

By:	AMB SGP CIF-Illinois GP LLC, a Delaware limited liability
company, its general partner

By:	AMB Property II, L.P., a Delaware limited
partnership, its sole member

By:	Texas AMB I, LLC, a Delaware limited liability
company, its general partner

By:	AMB Property Holding Corporation,
a Maryland corporation, its sole member

By:	/s/ Gayle P. Starr

Name: Gayle P. Starr
Title: Senior Vice President

AMB-SGP TX/IL SUB, LLC
a Delaware limited liability company

By:	AMB SGP TX/IL, L.P., a Delaware limited partnership, its sole member

By:	AMB Property II, L.P., a Delaware limited
partnership, its general partner

By:	Texas AMB I, LLC, a Delaware limited liability
company, its general partner

By:	AMB Property Holding Corporation,
a Maryland corporation, its sole member

By:	/s/ Gayle P. Starr

Name: Gayle P. Starr
Title: Senior Vice President

LENDER:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,
a New Jersey corporation

By:	/s/ Frederick Van Overbeek
Name: Frederick Van Overbeek
Title: Vice President

PRUDENTIAL MORTGAGE CAPITAL COMPANY, LLC,
a Delaware limited liability company

By:	/s/ Richard Jarocki
Name: Richard Jarocki
Title: Vice President

EXHIBIT A
Allocable Loan Amounts

								Allocable
Prop.				Building		%		Loan	Fixed A-1	Floating A-2	Fixed B-1	Floating B-2
#	Address	City	State	Type	NRA	Office	Submarket	Amount	Loan	Loan	Loan	Loan
1	Docks
	200 Docks Corner Road	South Brunswick	NJ	Bulk Warehouse	1,205,623	3%	South Brunswick	$47,047,000	$24,680,000	$6,170,000	$12,958,000	$3,239,000

2	JFK Airgate
	151-02 132nd St	Jamaica	NY	Warehouse	65,363	24%	JFK Airgate	$5,879,000	$3,084,000	$771,000	$1,619,000	$405,000
	150-10 132nd Ave	Jamaica	NY	Warehouse	66,135	42%	JFK Airgate	$6,489,000	$3,404,000	$851,000	$1,787,000	$447,000
	152-02 Baisley Boulevard	Jamaica	NY	Warehouse	72,952	28%	JFK Airgate	$7,124,000	$3,737,000	$934,000	$1,962,000	$491,000
	150-06 133rd Ave	Jamaica	NY	Office	24,724	98%	JFK Airgate	$4,846,000	$2,541,000	$636,000	$1,335,000	$334,000
	JFK Airgate Total				229,174	38%	JFK Airgate	$24,338,000	$12,766,000	$3,192,000	$6,703,000	$1,677,000

3	Emery, Southfield 235/245 & V
	205 Southfield Parkway	Forest Park	GA	Warehouse	77,825	26%	Atlanta Airport	$3,936,000	$2,065,000	$516,000	$1,084,000	$271,000
	235 Southfield Parkway	Forest Park	GA	Warehouse	132,360	18%	Atlanta Airport	$5,327,000	$2,794,000	$699,000	$1,467,000	$367,000
	245 Southfield Parkway	Forest Park	GA	Bulk Warehouse	137,430	4%	Atlanta Airport	$5,003,000	$2,625,000	$656,000	$1,378,000	$344,000
	220 Southfield Parkway	Forest Park	GA	Bulk Warehouse	125,000	6%	Atlanta Airport	$4,233,000	$2,221,000	$555,000	$1,166,000	$291,000
	105 Southfield Parkway	Forest Park	GA	Light Industrial	93,440	15%	Atlanta Airport	$4,476,000	$2,348,000	$587,000	$1,233,000	$308,000

	Southfield / KRDC Industrial
	277 Southfield Parkway	Forest Park	GA	Light Industrial	49,217	57%	Atlanta Airport	$2,950,000	$1,548,000	$387,000	$812,000	$203,000
	5165 Kennedy Road	Forest Park	GA	Bulk Warehouse	297,000	4%	Atlanta Airport	$8,062,000	$4,229,000	$1,058,000	$2,220,000	$555,000
	5445 Old Dixie Highway	Forest Park	GA	Bulk Warehouse	134,500	8%	Atlanta Airport	$4,621,000	$2,424,000	$606,000	$1,273,000	$318,000
	5690 Southfield Court	Forest Park	GA	Warehouse	122,400	7%	Atlanta Airport	$5,063,000	$2,656,000	$664,000	$1,394,000	$349,000

								Allocable
Prop.				Building		%		Loan	Fixed A-1	Floating A-2	Fixed B-1	Floating B-2
#	Address	City	State	Type	NRA	Office	Submarket	Amount	Loan	Loan	Loan	Loan
	5673 Old Dixie Highway	Forest Park	GA	Light Industrial	34,288	30%	Atlanta Airport	$1,847,000	$969,000	$242,000	$509,000	$127,000
	5651 Old Dixie Highway	Forest Park	GA	Light Industrial	34,288	17%	Atlanta Airport	$1,574,000	$826,000	$207,000	$433,000	$108,000
	114 Southfield Parkway	Forest Park	GA	Light Industrial	60,264	31%	Atlanta Airport	$2,888,000	$1,515,000	$379,000	$795,000	$199,000
	150 Penney Road	Forest Park	GA	Warehouse	48,718	17%	Atlanta Airport	$2,093,000	$1,096,000	$274,000	$580,000	$143,000
	Emery, Southfield 235/245 & V / Southfield / KRDC Industrial Total				1,346,730	13%	Atlanta Airport	$52,073,000	$27,316,000	$6,830,000	$14,344,000	$3,583,000

4	Northbrook
	3350-3600 Woodhead Dr.	Northbrook	IL	Warehouse	68,244	14%	Chicago North Cook	$1,940,000	$1,018,000	$254,000	$534,000	$134,000

5	Elk Grove Village
	1500 Greenleaf Ave	Elk Grove Village	IL	Warehouse	29,633	14%	Chicago O’Hare	$808,000	$424,000	$106,000	$222,000	$56,000
	1281 Arthur Ave	Elk Grove Village	IL	Warehouse	35,908	10%	Chicago O’Hare	$1,084,000	$569,000	$142,000	$298,000	$75,000
	1455 Estes Ave	Elk Grove Village	IL	Warehouse	62,500	6%	Chicago O’Hare	$2,481,000	$1,302,000	$325,000	$683,000	$171,000
	1450 Greenleaf Ave	Elk Grove Village	IL	Warehouse	35,493	10%	Chicago O’Hare	$1,097,000	$575,000	$144,000	$302,000	$76,000
	1550 Greenleaf	Elk Grove Village	IL	Warehouse	50,695	9%	Chicago O’Hare	$1,627,000	$854,000	$213,000	$448,000	$112,000
	Elk Grove Total				214,229	9%	Chicago O’Hare	$7,097,000	$3,724,000	$930,000	$1,953,000	$490,000

6	Itasca
	1131-1139 Bryn Mawr	Itasca	IL	Warehouse	125,955	5%	Chicago O’Hare	$5,883,000	$3,086,000	$772,000	$1,620,000	$405,000
	1141-1149 W Bryn Mawr	Itasca	IL	Warehouse	93,211	5%	Chicago O’Hare	$3,474,000	$1,822,000	$456,000	$957,000	$239,000
	1151-1159 Bryn Mawr	Itasca	IL	Warehouse	93,640	16%	Chicago O’Hare	$4,163,000	$2,184,000	$546,000	$1,146,000	$287,000
	900-950 Hollywood	Itasca	IL	Warehouse	83,520	6%	Chicago O’Hare	$3,163,000	$1,659,000	$415,000	$871,000	$218,000
	Itasca Total				396,326	8%	Chicago O’Hare	$16,683,000	$8,751,000	$2,189,000	$4,594,000	$1,149,000

7	Bleden Ave
	710 Belden Ave	Addison	IL	Bulk Warehouse	96,960	15%	Chicago West Suburbs	$4,756,000	$2,495,000	$624,000	$1,310,000	$327,000
	775 Belden Ave	Addison	IL	Bulk Warehouse	195,131	11%	Chicago West Suburbs	$7,838,000	$4,112,000	$1,028,000	$2,158,000	$540,000

								Allocable
Prop.				Building		%		Loan	Fixed A-1	Floating A-2	Fixed B-1	Floating B-2
#	Address	City	State	Type	NRA	Office	Submarket	Amount	Loan	Loan	Loan	Loan
	780 Belden Ave	Addison	IL	Warehouse	54,142	32%	Chicago West Suburbs	$3,098,000	$1,625,000	$406,000	$854,000	$213,000
	Bleden Ave Total				346,233	15%	Chicago West Suburbs	$15,692,000	$8,232,000	$2,058,000	$4,322,000	$1,080,000

8	Wheeling
	747 Glenn Ave	Wheeling	IL	Warehouse	82,000	15%	Chicago North Cook	$2,467,000	$1,294,000	$324,000	$679,000	$170,000

9	Wood Dale
	908-938 Central Ave	Wood Dale	IL	Light Industrial	43,958	11%	Chicago O’Hare	$1,273,000	$668,000	$167,000	$350,000	$88,000
	852-864 Lively	Wood Dale	IL	Light Industrial	45,760	12%	Chicago O’Hare	$1,101,000	$578,000	$144,000	$303,000	$76,000
	Wood Dale Total				89,718	12%	Chicago O’Hare	$2,374,000	$1,246,000	$311,000	$653,000	$164,000

10	Bonnie Lane
	775-825 Bonnie Lane	Elk Grove	IL	Light Industrial	54,450	9%	Chicago O’Hare	$1,959,000	$1,028,000	$257,000	$539,000	$135,000
	835-865 Bonnie Lane	Elk Grove	IL	Light Industrial	65,140	9%	Chicago O’Hare	$1,903,000	$998,000	$250,000	$524,000	$131,000
	Bonnie Lane Total				119,590	9%	Chicago O’Hare	$3,862,000	$2,026,000	$507,000	$1,063,000	$266,000

11	Richardson Tech Center
	1350 N. Glenville Ave.	Dallas	TX	Flex Industrial	25,600	100%	DFW Richardson	$2,032,000	$1,066,000	$266,000	$560,000	$140,000

12	Carson
	20640-20810 Fordyce Ave	Carson	CA	Bulk Warehouse	300,636	2%	LA South Bay	$18,251,000	$9,574,000	$2,394,000	$5,026,000	$1,257,000

13	City of Industry
	18955-18979 East Railroad Ave	City of Industry	CA	Bulk Warehouse	89,924	5%	LA San Gabriel	$4,376,000	$2,296,000	$574,000	$1,205,000	$301,000
	18901 East Railroad Ave	City of Industry	CA	Bulk Warehouse	100,000	4%	LA San Gabriel	$4,866,000	$2,553,000	$638,000	$1,340,000	$335,000
	18825 East Railroad Ave	City of Industry	CA	Bulk Warehouse	75,000	9%	LA San Gabriel	$3,334,000	$1,749,000	$437,000	$918,000	$230,000
	19430-19449 Arenth Ave	City of Industry	CA	Bulk Warehouse	194,471	5%	LA San Gabriel	$9,258,000	$4,857,000	$1,214,000	$2,550,000	$637,000

								Allocable
Prop.				Building		%		Loan	Fixed A-1	Floating A-2	Fixed B-1	Floating B-2
#	Address	City	State	Type	NRA	Office	Submarket	Amount	Loan	Loan	Loan	Loan
	City of Industry Total				459,395	5%	LA San Gabriel	$21,834,000	$11,455,000	$2,863,000	$6,013,000	$1,503,000

14	Norwalk
	15408 Black Burn Ave	Norwalk	CA	Warehouse	60,000	10%	LA Mid Counties	$3,023,000	$1,586,000	$396,000	$833,000	$208,000

15	Alvarado Business Center
	3012 Alvarado Street	San Leandro	CA	Warehouse	32,640	0%	San Leandro	$3,473,000	$1,822,000	$455,000	$957,000	$239,000
	3004 Alvarado Street	San Leandro	CA	Warehouse	109,094	8%	San Leandro	$5,372,000	$2,818,000	$705,000	$1,479,000	$370,000
	2960-2976 Alvarado Street	San Leandro	CA	Warehouse	200,800	19%	San Leandro	$10,528,000	$5,523,000	$1,381,000	$2,901,000	$723,000
	2992-2998 Alvarado Street	San Leandro	CA	Warehouse	310,432	10%	San Leandro	$18,355,000	$9,629,000	$2,407,000	$5,055,000	$1,264,000
	3018 Alvarado Street	San Leandro	CA	Warehouse	43,059	20%	San Leandro	$2,622,000	$1,375,000	$344,000	$722,000	$181,000
	Alvarado Business Center Total				696,025	12%	San Leandro	$40,350,000	$21,167,000	$5,292,000	$11,114,000	$2,777,000

16	Fairway Drive
	1932 Fairway Dr	San Leandro	CA	Bulk Warehouse	18,000	0%	San Leandro	$2,274,000	$1,193,000	$298,000	$626,000	$157,000
	1934 Fairway Dr	San Leandro	CA	Bulk Warehouse	80,080	7%	San Leandro	$4,397,000	$2,307,000	$577,000	$1,211,000	$302,000
	1933 Fairway Dr	San Leandro	CA	Bulk Warehouse	157,324	5%	San Leandro	$7,640,000	$4,008,000	$1,002,000	$2,104,000	$526,000
	1940 Fairway Dr	San Leandro	CA	Bulk Warehouse	115,660	6%	San Leandro	$6,477,000	$3,398,000	$849,000	$1,784,000	$446,000
	Fairway Drive Total				371,064	6%	San Leandro	$20,788,000	$10,906,000	$2,726,000	$5,725,000	$1,431,000

17	Los Nietos
	9142-9160 Norwalk Blvd	Santa Fe Springs	CA	Warehouse	99,501	12%	LA Mid Counties	$4,138,000	$2,171,000	$543,000	$1,140,000	$284,000
	9130-9140 Norwalk Blvd	Santa Fe Springs	CA	Warehouse	71,156	10%	LA Mid Counties	$4,253,000	$2,231,000	$558,000	$1,171,000	$293,000
	11925-11933 Los Nietos	Santa Fe Springs	CA	Flex Industrial	22,764	55%	LA Mid Counties	$1,795,000	$942,000	$235,000	$494,000	$124,000
	9120-9128 Norwalk Blvd	Santa Fe Springs	CA	Flex Industrial	19,536	44%	LA Mid Counties	$1,686,000	$884,000	$221,000	$464,000	$117,000
	Los Nietos Total				212,957	19%	LA Mid Counties	$11,872,000	$6,228,000	$1,557,000	$3,269,000	$818,000

								Allocable
Prop.				Building		%		Loan	Fixed A-1	Floating A-2	Fixed B-1	Floating B-2
#	Address	City	State	Type	NRA	Office	Submarket	Amount	Loan	Loan	Loan	Loan
18	Milmont Page
	48366 Milmont Ave	Fremont	CA	Warehouse	132,652	11%	Fremont	$6,301,000	$3,305,000	$826,000	$1,735,000	$435,000
	48340 Milmont Ave	Fremont	CA	Light Industrial	33,600	42%	Fremont	$1,676,000	$879,000	$220,000	$462,000	$115,000
	48438 Milmont Ave	Fremont	CA	Light Industrial	33,610	42%	Fremont	$1,982,000	$1,040,000	$260,000	$546,000	$136,000
	Milmont Page Total				199,862	21%	Fremont	$9,959,000	$5,224,000	$1,306,000	$2,743,000	$686,000

19	Pardee Drive
	8455 Pardee Drive	Oakland	CA	Warehouse	33,411	16%	Oakland	$3,318,000	$1,741,000	$435,000	$914,000	$228,000
	Portfolio Total				6,456,817	10%	Various	$305,000,000	$160,000,000	$40,000,000	$84,000,000	$21,000,000

EXHIBIT B
Security Pool

#	PROPERTY	BORROWER	ADDRESS	CITY	STATE
1.	Docks Corner	AMB-SGP Docks, LLC	200 Docks Corner Road	South Brunswick	NJ

2.	JFK Airgate Center	AMB-SGP Georgia, LLC	151-02 132nd St 150-10 132nd Ave 152-02 Baisley Boulevard 150-06 133rd Ave	Jamaica	NY

3.	Emery, Southfield 235/245 & V /	AMB-SGP Georgia, LLC /	205 Southfield Parkway 235 Southfield Parkway 245 Southfield Parkway 220 Southfield Parkway 105 Southfield Parkway

	Southfield/KRDC Industrial	AMB-SGP CIF-I, LLC	277 Southfield Parkway 5165 Kennedy Road 5445 Old Dixie Highway 5690 Southfield Court 5673 Old Dixie Highway 5651 Old Dixie Highway 114 Southfield Parkway 150 Penney Road	Forest Park	GA

5.	Northbrook	AMB-SGP CIF-Illinois, LP	3350-3600 Woodhead Dr.	Northbrook	IL

6.	Elk Grove	AMB-SGP CIF-Illinois, LP	1500 Greenleaf Ave 1281 Arthur Ave 1455 Estes Ave 1450 Greenleaf Ave 1550 Greenleaf	Elk Grove Village	IL

#	PROPERTY	BORROWER	ADDRESS	CITY	STATE
7.	Itasca	AMB-SGP CIF-Illinois, LP	1131-1139 Bryn Mawr 1141-1149 W Bryn Mawr 1151-1159 Bryn Mawr 900-950 Hollywood	Itasca	IL

8.	Belden Business Center	AMB-SGP CIF-Illinois, LP	710 Belden Ave 775 Belden Ave 780 Belden Ave	Addison	IL

9.	Wheeling	AMB-SGP TX/IL Sub, LLC	747 Glenn Ave	Wheeling	IL

10.	Wood Dale	AMB-SGP TX/IL Sub, LLC	908-938 Central Ave 852-864 Lively	Wood Dale	IL

11.	Bonnie Lane	AMB-SGP TX/IL Sub, LLC	775-825 Bonnie Lane 835-865 Bonnie Lane	Elk Grove Village	IL

12.	Richardson Tech #2	AMB-SGP TX/IL Sub, LLC	1350 N. Glenville Ave.	Richardson	TX

13.	Los Nietos	AMB-SGP California, LLC	9142-9160 Norwalk Blvd 9130-9140 Norwalk Blvd 11925-11933 Los Nietos 9120-9128 Norwalk Blvd	Santa Fe Springs	CA

14.	Carson	AMB-SGP CIF-California, LLC	20640-20810 Fordyce Ave	Carson	CA

15.	City of Industry	AMB-SGP CIF-California, LLC	18955-18979 East Railroad Ave 18901 East Railroad Ave 18825 East Railroad Ave 19430-19449 Arenth Ave	City of Industry	CA

16.	Norwalk	AMB-SGP CIF-California, LLC	15408 Black Burn Ave	Norwalk	CA

#	PROPERTY	BORROWER	ADDRESS	CITY	STATE
17.	Alvarado Business Center	AMB-SGP CIF-I, LLC	3012 Alvarado Street 3004 Alvarado Street 2960-2976 Alvarado Street 2992-2998 Alvarado Street 3018 Alvarado Street	San Leandro	CA

18.	Fairway Drive Industrial	AMB-SGP CIF-California, LLC	1932 Fairway Dr 1934 Fairway Dr 1933 Fairway Dr 1940 Fairway Dr	San Leandro	CA

19.	Milmont Page Business Center	AMB-SGP CIF-California, LLC	48366 Milmont Ave 48340 Milmont Ave 48438 Milmont Ave	Fremont	CA

20.	Pardee Drive	AMB-SGP California, LLC	8455 Pardee Drive	Oakland	CA

EXHIBIT C
Definition of Single-Purpose Entity
          “Single Purpose Entity” means a corporation, limited partnership, or limited liability company which, at all times since its formation and thereafter
          (i) was and will be organized solely for the purpose of (x) owning the Property or (y) acting as the managing member of the limited liability company which owns the Property or (z) acting as the general partner of a limited partnership which owns the Property,
          (ii) has not and will not engage in any business unrelated to (x) the ownership, management, leasing, financing and operation of the Property or (y) acting as a member of a limited liability company which owns the Property or (z) acting as a general partner of a limited partnership which owns the Property, and in any case, will conduct its business as presently conducted and operated,
          (iii) has not and will not own any asset or property other than (x) the Property and incidental personal property necessary for the ownership, management, leasing, financing and operation of the Property or (y) its member interest in the limited liability company which owns the Property or (z) its general partnership interest in the limited partnership which owns the Property, as applicable,
          (iv) to the fullest extent permitted by law, has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation or merger, in whole or in part, and, except as otherwise expressly permitted by this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer of partnership or membership or shareholder interests, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable),
          (v) if such entity is a limited partnership, has and will have as its only general partners, general partners which are and will be Single-Purpose Entities which are corporations or Single Member LLCs,
          (vi) if such entity is a corporation or a Single Member LLC (as defined below), at all relevant times, has and will have at least one (1) Independent Director (as defined below),
          (vii) the board of directors of such entity (or if such entity is a Single Member LLC, the entity, each member, each director, each manager, the board of managers, if any, and all other Persons on behalf of such entity), has not taken and will not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members and all directors and managers, as applicable, unless all of the directors or managers, as applicable, including, without limitation, the Independent Director, shall have participated in such vote,
          (viii) has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity,
          (ix) if such entity is a limited liability company (other than a Single Member LLC), has and will have at least one member that is and will be a Single-Purpose Entity which is and will be a corporation, and such corporation is and will be the managing member of such limited liability company,

          (x) without the unanimous consent of all of the partners, directors or managers (including, without limitation, the Independent Director) or members, as applicable, has not and will not with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (w) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally; (x) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or all or any portion of such entity’s properties; (y) make any assignment for the benefit of such entity’s creditors; or (z) take any action that might cause such entity to become insolvent,
          (xi) has maintained and will maintain its books, records, accounting records, bank accounts and other entity documents in its own name and separate from any other Person,
          (xii) has maintained and will maintain its books, records, resolutions and agreements as official records,
          (xiii) has not commingled and will not commingle its funds or other assets with those of any other Person,
          (xiv) has held and will hold its assets in its own name, and has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person,
          (xv) has conducted and will conduct its business in its name,
          (xvi) has filed and will file its own tax returns if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;
          (xvii) is and intends to remain solvent, and has paid and will pay its own debts and liabilities out of its own funds and assets (to the extent of such funds and assets) as the same shall become due (provided, however, the foregoing shall not require any partner or member to make any additional capital contributions to such entity), and will give prompt written notice to Lender of the insolvency or bankruptcy filing of Borrower or any general partner, managing member or controlling shareholder of Borrower, or the death, insolvency or bankruptcy filing of any Guarantor;
          (xviii) has done or caused to be done, and will do or cause to be done, all things necessary to observe all partnership, corporate or limited liability company formalities (as applicable) and preserve its existence and good standing, and, has not, and without the prior written consent of Lender, will not, amend, modify or otherwise change any of the single purpose, separateness or bankruptcy remote provisions or requirements of the partnership certificate, partnership agreement, articles of incorporation and bylaws, articles of organization or operating agreement, trust or other organizational documents (except as required by law),
          (xix) has maintained and will maintain an arms-length relationship with its affiliates,
          (xx) if (A) such entity owns the Property, has and will have no indebtedness other than the Indebtedness and unsecured trade payables in the ordinary course of business relating to the ownership and operation of the Property which (1) together with the unsecured trade payables in the ordinary course of business relating to the ownership and operation of the Property of each other entity which owns a Property, does not exceed, at any time, a maximum amount of two percent (2%) of the aggregate Loan amount and (2) are paid within 60 days of the date incurred, or (B) if such entity acts as the general partner of a limited partnership which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within 60 days of the date incurred, or (z) if such entity acts as a managing member of a limited liability company which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within 60 days of the date incurred (the foregoing, as applicable to the referenced Person, “Permitted Trade Payables”); provided that the term “trade payables” for avoidance of doubt, shall not be read to include real estate taxes or the costs of tenant or capital improvements for which no credit has been extended,
          (xxi) except as contemplated by the Loan Documents, has not and will not assume, guarantee, become obligated for or hold out its credit as being available to satisfy the debts or obligations of any other Person, or the decisions or actions respecting the daily business or affairs of any other Person,
          (xxii) has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Person,
          (xxiii) has allocated and will allocate fairly and reasonably shared expenses, including, without limitation, shared office space, and has maintained and utilized and will maintain and utilize separate stationery, invoices and checks bearing its own name,
          (xxiv) except as permitted under the Loan Documents, has not and will not pledge its assets for the benefit of any other Person,
          (xxv) has held and identified itself and will hold itself out to the public as a legal entity separate and distinct from any other Person and under its own name,
          (xxvi) has not made and will not make loans or advances to any Person,
          (xxvii) has not and will not identify itself or any of its affiliates as a division or part of the other, except for services rendered under a business management services agreement with an affiliate that complies with the terms set forth in clause (xxviii) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Single Purpose Entity,
          (xxviii) except as permitted under the Loan Documents, has not entered and will not enter into any contract or agreement with its partners, members, shareholders or its affiliates except in the ordinary course of its business and on terms which are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party,
          (xxix) has paid and will pay the salaries of its own employees, if any, from its own funds (to the extent of such funds); provided, however, the foregoing shall not require any partner or member to make any additional capital contributions to such entity,
          (xxx) has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require any partner or member to make any additional capital contributions to such entity,
          (xxxi) if such entity is a limited liability company (other than a Single Member LLC), such entity shall dissolve only upon the bankruptcy of the managing member, and such entity’s articles of organization, certificate of formation and/or operating agreement, as applicable, shall contain such provision,
          (xxxii) if such entity is a limited liability company (other than a Single Member LLC) or limited partnership, and such entity has one or more managing members or general partners, as applicable, then such entity shall continue (and not dissolve) for so long as a solvent managing member or general partner, as applicable, exists and such entity’s organizational documents shall contain such provision,
          (xxxiii) if the aggregate Loan amount is $15,000,000 or more, if such entity is a Single Member LLC, its organizational documents shall provide that, as long as any portion of the Indebtedness remains outstanding, upon the occurrence of any event that causes the last remaining member of such Single Member LLC to cease to be a member of such Single Member LLC (other than (y) upon an assignment by such member of all of its limited liability company interest in such Single Member LLC and the admission of the transferee, if permitted pursuant to the organizational documents of such Single Member LLC and the Loan Documents, or (z) the resignation of such member and the admission of an additional member of such Single Member LLC, if permitted pursuant to the organizational documents of such Single Member LLC and the Loan Documents), the individual(s) acting as the Independent Director(s) of such Single Member LLC shall, without any action of any Person and simultaneously with the last remaining member of the Single Member LLC ceasing to be a member of the Single Member LLC, automatically be admitted as members of the Single Member LLC (the “Special Member”) and shall preserve and continue the existence of the Single Member LLC without dissolution thereof,
          (xxxiv) if the aggregate Loan amount is $15,000,000 or more, if such entity is a Single Member LLC, its organizational documents shall provide that for so long as any portion of the Indebtedness is outstanding, no Special Member may resign or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to such Single Member LLC as a Special Member, and (B) such successor Special Member has also accepted its appointment as the Independent Director,
          (xxxv) intentionally omitted,
          (xxxvi) has not and will not have any obligation to indemnify or indemnify the SPE Equity Owner or any Special Member, as the case may be, unless such an obligation was and is fully subordinated to the Indebtedness and, to the fullest extent permitted by law, will not constitute a claim against such entity in the event that cash flow in excess of the amount required to pay the Indebtedness is insufficient to pay such indemnity obligation,
          (xxxvii) intentionally omitted,
          (xxxviii) to the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Limited Liability Company Act, will consider the interests of its creditors in connection with all of limited liability company or limited partnership actions, as applicable; and

          (xxxix) has caused and will cause its agents and other representatives to act at all times with respect to such entity consistently and in furtherance of the foregoing and in the best interests of such entity.
          “Independent Director” means a duly appointed member of the board of directors (or with respect to a Single Member LLC, the board of managers) of the relevant entity who shall not have been, at the time of such appointment or at any time while serving as a director or manager of the relevant entity and may not have been at any time in the preceding five (5) years, (a) a direct or indirect legal or beneficial owner in such entity or any of its affiliates, (b) a creditor, supplier, employee, officer, director (other than in its capacity as Independent Director), family member, manager, or contractor of such entity or any of its affiliates, or (c) a Person who controls (directly, indirectly, or otherwise) such entity or any of its affiliates or any creditor, supplier, employee, officer, director, family member, manager, or contractor of such Person or any of its affiliates.
          “Single Member LLC” means a limited liability company that (a) is either (i) a single member limited liability company or (ii) a multiple member limited liability company that does not have a Single-Purpose Entity that owns at least one percent (1%) of the equity interests in such limited liability company as its managing member, and (b) is organized under the laws of the State of Delaware.